UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

April 4, 2014

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 on Thursday, May 8, 2014, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix B to this proxy statement.

At the meeting, you will be asked to elect two Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; amend and restate our stock incentive plan; and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Sharon John
Chief Executive Officer

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2014

The 2014 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 8, 2014, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1.     to elect two Directors;

2.     to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year;

3.     to approve, by non-binding vote, executive compensation;

4.     to approve the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan; and

5.     to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 25, 2014 are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Bearrister—General Counsel and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2014 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 8, 2014, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our annual meeting site are provided at Appendix B to this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2014

The Company’s proxy statement, Annual Report on Form 10-K for the 2013 fiscal year and summary Annual Report to Stockholders are available at https://materials.proxyvote.com/120076.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 25, 2014 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 4, 2014.

What Am I Voting On?

You are voting on four items:

(a)     the election of two Directors;

(b)     the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014;

(c)     the approval, by non-binding vote, of executive compensation; and

(d)     the approval of the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-652-8683;
•	by Internet at www.investorvote.com/BBW;
•	by completing and returning your proxy card in the postage-paid envelope provided; or
•	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors, on executive compensation matters or on any material revisions to the terms of existing equity compensation plans if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 7, 2014 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)     FOR election of both of the two nominees as Directors;

(b)     FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2014;

(c)     FOR the non-binding approval of executive compensation; and

(d)     FOR approval of the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Tina Klocke and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

17,515,838, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 8,757,920 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Abstentions have no effect on the election of Directors.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2), (ii) approve, by non-binding vote, executive compensation (Proposal 3), and (iii) approve the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan (Proposal 4), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a “no” vote.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may no longer use discretionary authority to vote shares on the election of Directors, on executive compensation matters, or on any material revisions to the terms of existing equity compensation plans if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2013 Annual Report are available at https://materials.proxyvote.com/120076.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the two nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2014 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); (iv) FOR approval of the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan (Proposal 4), and (v) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 17,515,838 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 25, 2014 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 25, 2014 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

Name of Beneficial Owner	Amount and Nature of Shares of Common Stock Beneficially Owned(17)(18)	Percentage of Class

Braden Leonard(1)	2,646,797	15.1%
Maxine Clark and affiliates(2)	1,615,833	9.2%
Dimensional Fund Advisors LP(3)	1,418,715	8.1%
Cannell Capital LLC(4)	1,224,770	7.0%
Tina Klocke(5)	250,631	1.4%
Eric Fencl(6)	170,705	1.0%
Sharon John(7)	130,665	*
Mary Lou Fiala(8)	109,169	*
David Finnegan(9)	92,642	*
Coleman Peterson(10)	92,125	*
Thomas Pinnau(11)	77,801	*
James M. Gould(12)	68,572	*
Louis Mucci(13)	60,160	*
Virginia H. Kent(14)	27,662	*
Kenneth Wine(15)	18,156	*
All Directors and executive officers as a group (14 persons)(16)	5,366,834	30.2%

*	Less than 1.0%.

(1)

Represents 2,520,501 shares held by BML Investment Partners, L.P. (“BML”), with respect to which BML and Braden M. Leonard share voting and dispositive power, and 126,296 shares of common stock held by Mr. Leonard with respect to which he has sole voting and dispositive power. The principal address of BML and Mr. Leonard is 65 E. Cedar—Suite 2, Zionsville, Indiana 46077. Mr. Leonard controls the voting and/or investment power for the shares held by BML as the managing member of BML’s sole general partner.

(2)

Represents 132,406 shares owned directly by Ms. Clark, 37,402 shares owned indirectly through her husband, 63,842 shares of restricted stock, and 1,343,783 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or investment power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark. Also includes vested options to purchase 38,400 shares with exercise prices ranging from $6.59 to $34.65.

(3)

Represents 1,418,715 shares held by Dimensional Fund Advisors LP (“Dimensional”), with respect to which Dimensional has sole dispositive power, and includes 1,386,929 shares to which Dimensional has sole voting power. The principal address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Form 13G/A filed by Dimensional on February 10, 2014.

(4)

Represents 1,224,770 shares held by Cannell Capital LLC (“Cannell”), with respect to which Cannell has sole voting and dispositive power. The principal address of Cannell is 310 E. Pearl St., Unit A, P.O. Box 3459, Jackson, Wyoming 83001. All information regarding ownership by Cannell is based solely on a Schedule 13G/A filed on February 14, 2014.

(5)

Represents 128,000 shares of common stock (including 300 shares owned by Ms. Klocke’s spouse and 200 shares held in trust for the benefit of Ms. Klocke’s children), 38,016 restricted shares, and vested options to purchase 84,615 shares with exercise prices ranging from $5.11 to $34.65.

(6)	Represents 103,535 shares of common stock, 22,472 restricted shares, and vested options to purchase 44,698 shares with exercise prices ranging from $5.11 to $6.59.
(7)	Represents 130,665 shares of common stock, all of which is restricted.
(8)	Represents 109,169 shares of common stock, 19,260 of which are restricted.
(9)	Represents 35,232 shares of common stock, 18,813 restricted shares, and vested options to purchase 38,597 shares with exercise prices ranging from $5.11 to $34.65.
(10)	Represents 92,125 shares of common stock, 11,556 of which are restricted.
(11)	Represents 77,801 shares of common stock, 11,556 of which are restricted.
(12)	Represents 68,572 shares of common stock, of which (i) 1,000 shares held in a custodial account for Mr. Gould’s son and (ii) 11,556 are restricted.
Mr. Gould has pledged 27,283 shares to U.S. Bank, N.A. as security for a loan.
(13)	Represents 60,160 shares of common stock, 11,556 of which are restricted.
(14)	Represents 27,662 shares of common stock, of which (i) 11,556 shares are restricted and (ii) 5,000 are owned by Ms. Kent’s spouse.
(15)	Represents 18,156 shares of common stock, 16,026 of which are restricted.
(16)

Includes all Directors and executive officers who own a total of 372,790 shares of restricted stock and vested options to purchase a total of 206,310 shares of common stock. Shares owned by Mr. Ebsworth, a Director Emeritus, are not included.

(17)	Other than as indicated, no Director or Named Executive Officer beneficially owns shares that are pledged as security.
(18)	Share numbers include restricted stock granted to Named Executive Officers on March 18, 2014 at a closing price of $9.43.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company’s Board of Directors presently has nine members, divided into three classes equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Maxine Clark, Virginia Kent and Louis Mucci are Class I Directors, and their terms will expire at the 2014 annual meeting. Braden Leonard, Sharon John and Coleman Peterson are Class II Directors, and their terms will expire at the 2015 annual meeting. Mary Lou Fiala, James M. Gould and Thomas Pinnau are Class III Directors, and their terms will expire at the 2016 annual meeting. Currently, all of our Directors hold office until the annual meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Barney Ebsworth did not stand for re-election at the 2006 annual meeting, and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

Neither Ms. Kent nor Mr. Mucci, both of whom have served on the Company’s Board for several years, are standing for re-election upon the expiration of their terms at the 2014 annual meeting. The Nominating and Corporate Governance Committee of the Board of Directors has commenced a search for a nominee with the background and experience who would qualify as an “audit committee financial expert” as such term is defined under applicable SEC rules and who would complement the strengths of the existing Directors as well as those characteristics described in the Section entitled “Selection of Nominees for the Board of Directors”. Pending nomination of a new Director, the number of Directors on the Board of Directors will be seven. The Company’s Certificate of Incorporation requires that each class of Directors consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. In order to comply with this requirement, Sharon John has agreed to resign as a Class II Director, contingent upon her election as a Class I Director at the 2014 annual meeting. Accordingly, the Nominating and Corporate Governance Committee nominated Sharon John to be elected as a Class I Director and Maxine Clark to be re-elected as Class I Director, each to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified. As noted below, Ms. Clark has served on our Board of Directors for several years. Ms. John was appointed to the Board of Directors when she was hired as the Company’s Chief Executive Officer and Chief President Bear in June 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the two nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 25, 2014. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class I Director — Term Expiring in 2014 and Standing for Re-Election

Maxine Clark, 65, after founding the Company in 1997 she served as our Chief Executive Bear until June 2013. She was our President from our inception in 1997 to April 2004, and served as Chairman of our Board of Directors from April 2000 until November 2011. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark serves on the Board of Directors of Foot Locker, Inc., and formerly served on the Board of Directors of J. C. Penney Company, Inc., both publicly traded retail companies. Ms. Clark is a member of the Board of Trustees of Washington University in St. Louis and serves on the Board of Directors of Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television), and is Chair of KIPP St. Louis Public Charter School. Ms. Clark is Past Chair of Teach for America-St. Louis and a member of its national Board. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia and an Honorary Doctor of Laws from Saint Louis University.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has nearly 40 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Class II Director — Term Expiring in 2015 and Standing for Election as a Class I Director

Sharon John, 50, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company after being recommended to our Board by a third-party search firm. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hersey and the Snickers/M&M Mars business. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She resides in St. Louis, Missouri with her husband and three children.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John brings to Build-A-Bear Workshop highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

Class II Directors — Terms Expiring in 2015

Braden Leonard, 43, has served on the Board of Directors since 2011. Since 2004, Mr. Leonard has been the Managing Member and founder of BML Capital Management, LLC (“BML”), which is the General Partner of BML Investment Partners, L.P., a concentrated value oriented investment fund. At BML, he is responsible for research, capital allocation, and all investment decisions. Prior to founding BML, Mr. Leonard was an equity trader for a proprietary trading firm, ETG, LLC from 1995 to 2003. Mr. Leonard has a bachelor’s degree in accounting from Purdue University. He resides in Zionsville, Indiana with his wife and three daughters.

As an equity trader and later as Managing Member of the General Partner of an investment fund, Mr. Leonard obtained extensive expertise in financial analysis and investments. He brings to the Build-A-Bear Workshop Board of Directors insights on financing issues and capital allocation. As a representative of the Company’s largest stockholder, he also provides insights from an institutional shareholder perspective.

Coleman Peterson, 65, has served on the Board of Directors since 2005. He served as our Lead Independent Director from May 2009 until November 2011. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. (“Walmart”). Mr. Peterson served as the Executive Vice-President of People at Walmart from 1994 to 2004. Prior to joining Walmart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc., a publicly traded trucking and transportation company, and Cracker Barrel Old Country Store, Inc., a publicly traded owner of stores and restaurants. He previously served as a Director of The Service Master Company and Knockout Holdings, Inc., formerly a publicly traded company. He served as the Chairman of the Board of Trustees of Northwest Arkansas Community College. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (“NAACP”) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Hilton Head, South Carolina with his wife. They have a daughter and a son.

As a human resources executive for retail companies and Chief Executive Officer of a human resources consulting firm, and through his service on the Board of Directors of other publicly traded companies, Mr. Peterson obtained extensive expertise in the areas of human resources, succession planning, retailing, store operations, strategic planning, and corporate governance. He brings to the Build-A-Bear Workshop Board of Directors skills and talents to help the Company develop its compensation programs, manage its human resources, oversee succession planning, and operate its retail business.

Class III Directors — Terms Expiring in 2016

Mary Lou Fiala, 62, has served on the Board of Directors since 2005. She was appointed as our Non-Executive Chairman in November 2011. From January 2009 until her retirement in December 2009, Ms. Fiala served as Vice Chairman and Chief Operating Officer of Regency Centers Corporation (“Regency”), a publicly traded real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers. From 1998 until January 2009, she served as President and Chief Operating Officer of Regency. At Regency, Ms. Fiala was responsible for human resources, marketing, and operational management of Regency’s retail centers nationwide. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. Previously, she served as Senior Vice President and Director of Stores for Macy’s East (“Macy’s”)/Federated Department Stores, Inc. (“Federated”), where she was responsible for 19 Macy’s stores in five states, generating more than $1 billion in sales. Before her tenure at Macy’s, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated’s Burdine’s Division. Ms. Fiala earned a bachelor’s of science degree from Miami University. She is a current member of the Board of Directors of Regency and General Growth Properties, Inc., a publicly traded shopping mall real estate investment trust. She is also a trustee for the International Council of Shopping Centers where she also served as Chairman during 2008-2009. In addition, she is an independent director of CNL Macquarie Global Growth Trust, Inc., an international non-traded SEC reporting real estate investment trust. Ms. Fiala and her husband reside in Colorado. They have three children and two grandchildren.

Over the course of her career and especially while serving at various times as Vice Chairman, President, and Chief Operating Officer of a company that owns and operates shopping centers, Ms. Fiala gained extensive experience in the areas of real estate, store operations, human resources, strategic planning, marketing, and corporate governance. These skills and talents enhance the ability of the Build-A-Bear Workshop Board to effectively develop strategies to operate its retail stores and efficiently manage its associates.

James M. Gould, 65, has served on the Board of Directors since our conversion to a corporation in 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Gould is a Managing General Partner of The Walnut Group, a group of affiliated private equity funds, and he has held that position since 1994. He is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and is the owner of Management One Ltd., a firm he founded that represents professional athletes. He serves on several private company boards, including Wild Things, Inc., a designer of high-end outdoor apparel, The O’Gara Group, Inc. a global products and services company, and Adspace Networks, a mall digital media network. He has served on numerous charitable boards, including Prevent Child Abuse America, Camp BrightLight in partnership with the YMCA and the Cincinnati Ballet Company. Mr. Gould has a bachelor’s degree in history from the University of Wisconsin. He resides in Cincinnati, Ohio.

As Managing General Partner of a group of private equity funds, Mr. Gould has extensive financial, merchandising, corporate governance and traditional and multi-channel marketing experience. As an executive producer of motion pictures and as a sports agent, he also has extensive entertainment experience and brand expertise. With this background, Mr. Gould brings to Build-A-Bear Workshop highly relevant and valuable insights in the areas of financing, merchandising, marketing, and development of our entertainment properties and strategic opportunities.

Thomas Pinnau, 49, has served on the Board of Directors since 2012. Since 2011, Mr. Pinnau has been the Chief Executive Officer of Knowledge Universe Work-Life Solutions, a provider of corporately sponsored employee work-life support product services. From 2009 to 2011, Mr. Pinnau was Executive Vice President / Executive Managing Director of the International Health and Beauty retail and consumer products business at The Alliance Boots Company. In this role he was leading a business of $2.5 billion in sales with presence in 25 countries including the US and over 500 company-owned stores. From 2007 to 2009, Mr. Pinnau was Senior Vice President / General Manager of the North American Premium Snackfood business with the Mars Company. Prior to that Mr. Pinnau held various managerial positions for over 14 years with The Procter & Gamble Company in Europe, the US and Latin America, last as the Managing Director for the Personal Beauty Care Division in Latin America. Mr. Pinnau completed a master level business administration and engineering academic degree program at the Hamburg University, Germany. He resides in Los Angeles, California with his wife and their son.

In his various executive management positions, Mr. Pinnau gained extensive experience in building international brands, leading diverse multi-cultural organizations, driving product and business model innovation, and heading multi-channel businesses in the US as well as internationally. With these experiences, Mr. Pinnau brings to Build-A-Bear Workshop highly valuable insights in the area of strategic planning, international retail, franchise partnerships, marketing, brand building, innovation and operations management.

Director Emeritus

Barney Ebsworth, 79, has served on the Board of Directors from 2000 until he became a Director Emeritus after our 2006 annual meeting of stockholders, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and Chief Executive Officer of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and Chief Executive Officer of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officer, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website. The Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers, Bearquarters associates, and store management sign our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

Prior to November 2011, the Board combined the role of Chairman of the Board with the role of Chief Executive Bear and had a Lead Independent Director position to strengthen the governance structure. In November 2011, to further strengthen the governance structure, the Board separated the role of Chairman from the role of Chief Executive Bear, elected Mary Lou Fiala as Non-Executive Chairman, and eliminated the role of Lead Independent Director. The Board chose to separate the roles of Chairman and Chief Executive Bear in recognition of the current demands of the two roles. In June 2013, the Chief Executive Bear was succeeded by a Chief Executive Officer. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out her responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly-defined Non-Executive Chairman role;
•	Executive sessions of the non-management Directors before or after every regular Board meeting and of the independent Directors periodically but no less than annually; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the non-management Directors and of the independent Directors; (iii) facilitating communication with non-management Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Bear, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

Meeting Attendance

The Board of Directors met 11 times in 2013 for regular and special meetings. All Directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. Overall attendance at meetings of the Board and Board committees in 2013 was approximately 98%. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors attended our 2013 annual meeting and all Directors except Ms. Kent, whose term will expire at the 2014 annual meeting, plan to attend the 2014 annual meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Louis Mucci (Chair), Mary Lou Fiala, Virginia Kent, Braden Leonard and Thomas Pinnau.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases and our major financial risk exposures. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing, duties and performance of the internal audit function. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

In fulfilling its responsibilities, the Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis, and performs an annual self-evaluation of Committee performance. The Audit Committee held nine meetings in 2013.

Compensation and Development Committee

The members of the Compensation and Development Committee are Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould, Virginia Kent and Thomas Pinnau.

The Compensation and Development Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies, and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee also reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives. For additional information on the Committee’s processes, please see the “Compensation Discussion and Analysis” section of this proxy statement.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Compensation and Development Committee held 11 meetings in 2013.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are James M. Gould (Chair), Braden Leonard, Louis Mucci and Coleman Peterson.

The Nominating and Corporate Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Nominating and Corporate Governance Committee held five meetings in 2013.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Development Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines.

Compensation Risk Assessment

During fiscal 2013, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Development Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Corporate Governance Guidelines require any Director to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members other than Maxine Clark (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Development Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, Mary Lou Fiala, James M. Gould, Virginia Kent, Braden Leonard, Louis Mucci, Coleman Peterson and Thomas Pinnau are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Mary Lou Fiala, Virginia Kent, Braden Leonard, Louis Mucci, and Thomas Pinnau) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Louis Mucci) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Louis Mucci qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Development Committee (Mary Lou Fiala, James Gould, Virginia Kent, Coleman Peterson, and Thomas Pinnau) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of Section 162(m) (“Code Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

Store Fixtures and Furniture

We purchase fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, a Director and, through June 3, 2013, our Chief Executive Bear, owns 100% of the capital stock of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to approximately $1,300,000 in fiscal 2013.

In 2006, 2010 and 2013 we conducted a competitive bid process for purchase of store fixtures and furniture. Taking into account all relevant factors, including price and quality, the Nominating and Corporate Governance Committee determined that engaging NewSpace as the vendor was in the best interests and, the terms of the transactions were at least as beneficial to the Company as the terms it could obtain in a similar transaction with an independent third party. In 2007, 2009, 2011 and 2012, the Nominating and Corporate Governance Committee reviewed the terms of the transactions with NewSpace and determined that they are at least as beneficial to us as the terms we could obtain in similar transactions with an independent third party. We expect to continue to purchase store fixtures and furniture from NewSpace if NewSpace continues to offer competitive pricing through the bidding process and provide superior service levels.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2013.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2013. As a member of management, Maxine Clark, the Company’s Chief Executive Bear through June 3, 2013, did not receive compensation for her services as Director in 2013. Under the terms of her retirement agreement discussed in the Section “Compensation Discussion and Analysis,” Ms. Clark will not receive separate compensation for her services as a Director of the Company during the two-year period that she is receiving separation pay from the Company. The compensation received by Ms. Clark as an employee of the Company and pursuant to her retirement and consulting agreements is shown in the Summary Compensation Table. As a member of management, Sharon John, the Company’s Chief Executive Officer and Chief President Bear effective June 3, 2013, did not receive compensation for her services as Director in 2013. As discussed below, Mr. Ebsworth was not paid any compensation for serving as Director Emeritus in 2013.

Name:	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total ($)
Mary Lou Fiala	143,750	124,997	268,747
James M. Gould	58,500	74,998	133,498
Virginia Kent	46,000	74,998	120,998
Braden Leonard(3)	10,000	-	10,000
Louis Mucci	69,125	74,998	144,123
Coleman Peterson	60,063	74,998	135,061
Thomas Pinnau	46,000	74,998	120,998

(1)

Amount shown reflects cash compensation paid in calendar 2013. Because the Company’s fiscal 2013 ended December 28, 2013 and cash retainers are paid quarterly in arrears on the Tuesday following the completion of a fiscal quarter, directors received five quarterly payments in calendar 2013. See the “Director Compensation Policies” Section below for an explanation of the annual cash retainer.

(2)

In May 2013, Ms. Fiala received a grant of 19,260 shares of the Company’s common stock with grant date fair values totaling $124,997 and Ms. Kent and Messrs. Gould, Leonard, Mucci, Peterson, and Pinnau each received a grant of 11,556 shares of the Company’s common stock with a grant date fair value of $74,998. These amounts represent the aggregate number of restricted shares outstanding for each Director as of December 28, 2013. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the assumptions used in the valuation of awards.

(3)

As discussed below, Mr. Leonard agreed to forgo all Director compensation in 2013 in connection with the Company’s cost cutting initiatives. The cash amount reported for Mr. Leonard represents compensation that he earned in the fourth quarter of fiscal 2012 that he did not receive until the first quarter of fiscal 2013.

Director Compensation Policies

The Compensation and Development Committee reviews Board compensation annually, in conjunction with the November Board meeting. Currently, the Board compensation program provides for an annual retainer for Board membership, and Board members do not receive additional fees or compensation for attending meetings or for being a committee member or attending committee meetings. The annual retainer for Board membership is $40,000, an amount that has been in effect since 2005. Each Board member also receives a restricted stock award granted for annual service with a value of $75,000, as determined on the grant date, prorated in the case of a Director who joins the Board during the year. Prior to November 2012, the annual restricted stock grants vested each year on the anniversary date of our initial public offering (October 28, 2004). In November 2012, the Board adjusted the program so that grants are made on the date of each annual meeting of stockholders and vest one year later. As a one-time transition grant for service from October 29, 2012 through the date of the 2013 annual meeting, directors received a pro-rated grant with a value of $39,658. On the date of the 2013 annual meeting, non-management directors (other than Mr. Leonard as discussed below) received a restricted stock award with a value of $75,000 which will vest one year thereafter. The vesting of all restricted stock grants is subject to continued service on our Board.

In order for the Company to retain its qualified independent Board members whom are fulfilling additional responsibilities, the Board pays additional annual retainer fees for the Chairman of our committees as follows: Audit Committee—$18,500; Compensation and Development Committee—$11,250; and Nominating and Corporate Governance Committee—$10,000. The Board has created the role of Non-Executive Chairman and established an additional annual retainer for such role in the amount of $85,000 plus an additional annual restricted stock award with a value of $50,000. In conjunction with the transition to making annual grants of restricted stock on the date of each annual meeting of stockholders discussed above, the Non-Executive Chairman received an additional pro-rated grant with a value of $26,438 in November 2012 and on the date of the 2013 annual meeting, received a restricted stock award with a value of $50,000 which will vest one year thereafter, subject to continued service on the Board.

Effective January 2013, in support of the Company’s cost cutting initiatives, the Board decided to reduce the annual cash retainer that each Director received in 2013 for Board membership by 10% from $40,000 to $36,000 and the additional annual cash retainer that the Non-Executive Chairman received by 10% from $85,000 to $76,500. Furthermore, Braden Leonard agreed to forgo all Director compensation in 2013.

Effective January 2014, the Board decided to extend the 10% annual retainer reduction so that the annual cash retainer paid to each independent Director, including Mr. Leonard, will be $36,000. Furthermore, the additional annual retainer for the Non-Executive Chairman was reduced to $20,000 cash plus an additional annual restricted stock award with a value of $10,000.

Our Corporate Governance Guidelines provide that non-management Directors are required to own shares of the Company’s common stock having a value equal to three times the annual cash retainer for Board membership. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73. However, a retiring Director may be asked by the Board to continue to serve the Company in the status of Director Emeritus. A Director Emeritus does not receive an annual cash retainer or restricted stock grant.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Development Committee (the “Committee”) determined the fiscal 2013 compensation for the following Named Executive Officers (“NEOs”):

•	Sharon John – Chief Executive Officer and Chief President Bear
•	Tina Klocke – Chief Operations and Financial Bear and Treasurer
•	Eric Fencl – Chief Bearrister, General Counsel, International Franchising and Secretary
•	David Finnegan – Chief Information Bear
•	Kenneth Wine – Chief Merchandise Bear
•	Maxine Clark – Former Chief Executive Bear

Executive Summary

Summary of Fiscal 2012 and 2013 Financial Results

While disappointed with our overall results in 2012, the Company was in the midst of a multi-year turnaround initiative that includes optimizing our real estate by strategically closing, refreshing and reducing the size of select stores, rationalizing our expense structure, and resetting our consumer value equation by reducing discounts and emphasizing our brand experience. During 2012, we began to see our initiatives gain traction. A summary of key results in 2012 includes the following:

•	Consolidated net retail sales of $374.6 million;
•	Consolidated comparable store sales declined 3.3% and included a 2.0% decline in North America and a 8.4% decline in Europe;
•	Net loss per share of $3.02 which included a $33.7 million, or $2.06 per share, non-cash charge to impair goodwill associated with the Company’s U.K. business; and
•	Achieved cost savings of $7.5 million.

During 2013, we saw improved results as a result of these turnaround initiatives, including:

•	Total revenues of $379.1 million while operating 28 fewer stores at year’s end compared to $380.9 million in fiscal 2012;
•	Consolidated comparable store sales increased 5.1% and included a 5.7% increase in North America and a 2.9% increase in Europe;
•	Pre-tax loss improved to $2.1 million from a pre-tax loss of $48.4 million in fiscal 2012; and
•	Net loss was $2.1 million, or $0.13 per share, an improvement from a net loss of $49.3 million, or $3.02 per share, in fiscal 2012.

Management Changes in 2013

On January 31, 2013, Maxine Clark announced her intent to retire from her position as Chief Executive Bear after the Company had hired her successor. In connection with the announcement of Ms. Clark’s planned retirement, on January 28, 2013 the Company and Ms. Clark entered into a Retirement, Separation Agreement and General Release (the “Retirement Agreement”) which provides that her employment with the Company would terminate following a six-week transition period following the date that a successor chief executive is employed by the Company. On June 3, 2013, the Company hired Sharon John as Chief Executive Officer and Chief President Bear. In accordance with her Retirement Agreement, Ms. Clark retired from the Company on July 12, 2013.

2013 Say on Pay Vote

In 2013, we received a favorable advisory vote on our executive compensation program. Over 97% of shares voted at our 2013 Annual Meeting of Stockholders voted to approve our executive compensation program. The Committee believes this affirms our stockholders’ strong support of the Company’s executive compensation program and did not change its approach in the 2013 year based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of future advisory votes on the Company’s executive compensation program when making compensation decisions for the NEOs.

Key 2013 Compensation Decisions

We seek to design and implement executive compensation programs that align with our stockholders’ interests. A significant portion of our NEOs’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. For 2013, our NEOs’ total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established financial goals, and long-term incentive awards consisting of performance-based cash awards and time based restricted stock.

In March 2013, the Committee approved adjustments to our NEOs’ compensation programs (excluding Ms. John, who was not employed with us at the time) as highlighted below:

•

Based on the Company’s financial results for 2012, the Committee approved no salary increases for NEOs for 2013. In lieu of salary increases, and in consideration of their individual performance and competitive position against market data, the Committee approved lump sum cash payments of $10,000 and $7,500 for Messrs. Fencl and Finnegan, respectively.

•

After reviewing the Company’s strategic business plan for 2013, the Committee modified the Company’s bonus plan goals to focus exclusively on returning the Company to profitability by establishing performance goals for consolidated pretax income (loss) (“pretax income”).

•

For 2013, the Committee approved a grant of performance-based cash awards (75% of grant value) and time-based restricted stock (25% of grant value) for NEOs. Our target grant levels remained unchanged in 2013 from 2012 levels.

•

As referenced earlier, the Committee also entered into special compensation arrangements for Ms. Clark in contemplation of her retirement from the Company in 2013 and for Ms. John upon her joining the Company in June 2013 as our new Chief Executive Officer. Compensation arrangements entered into with Mses. Clark and John are described in detail in this CD&A in the “Compensation Arrangements with the Chief Executive Officer” Section.

•	Based on the Company’s actual pretax performance in 2013, NEOs received 78% of target under the annual bonus plan for 2013 performance.
•	Consistent with the annual bonus plan, our performance-based long-term cash awards paid out at 78% of target for 2013 performance.

In addition to the key decisions approved by the Committee for 2013, the Company’s executive compensation program continues to feature the following best practices:

•	Stock ownership guidelines for executives and Directors;
•	Incentive compensation recoupment, or “clawback”, provisions on incentive awards;
•	Insider trading policy, including anti-hedging provisions for executive and Directors;
•	No tax gross-up provisions on any compensation or severance events; and
•	No executive perquisite benefits, beyond limited supplemental disability and life insurance.

Alignment of 2013 Chief Executive Bear Pay and Historical Performance (Ms. Clark)

As discussed throughout this CD&A, the Committee seeks to design executive compensation programs that are highly aligned with long-term shareholder value creation and provide rewards for the achievement of pre-established Company financial metrics. In keeping with this philosophy, the Committee approved a target mix of total direct compensation (base salary, annual bonus, and long-term incentives) for 2013 for our Chief Executive Bear, more heavily weighted on performance-based compensation, with 61% of total direct compensation weighted on target annual bonus (40%) and performance-based cash (21%) and the remainder comprised of salary (32%) and time-based restricted stock (7%).

Based on this emphasis on performance-based compensation, our Chief Executive Bear’s historical compensation has had a strong relationship with our Company performance. As discussed earlier in the “Executive Summary” section, the Company has generated lower financial results than was targeted in our financial plan, and as a result, our Chief Executive Bear received significantly less performance-based compensation awards than targeted by the Committee at the grant date, as she received no bonus payouts and no performance-based restricted shares or long-term cash earned in either 2011 or 2012. For 2013, as a result of improved Company performance and pursuant to the terms of her Retirement Agreement, Ms. Clark received a bonus payout of 78% of target, prorated for the number of weeks she was employed by the Company in fiscal 2013 prior to her retirement. In accordance with the Retirement Agreement, however, no payout was earned under the performance-based long-term cash program.

Below is a comparison of performance-based compensation granted to our Chief Executive Bear compared to the amount of such compensation that was actually paid or vested based on the Company’s performance:

Summary of Chief Executive Bear Annual Bonuses Paid as a Percent of Target (Ms. Clark)

Year	Target	Actual Payout	Actual Payout Percent of Target
2011	$659,200	$0	0%
2012	$824,000	$0	0%
2013(1)	$443,692	$377,138	85	%(2)
3-Year Total	$1,926,892	$377,138	20%
(1)	Amounts prorated for the number of weeks Ms. Clark was employed by the Company in fiscal 2013 prior to her retirement.
(2)	The actual payout includes a $31,058 discretionary bonus payout discussed in the Section below entitled “2013 Bonus Plan”.

Summary of Performance-Based Restricted Shares/Long-Term Cash Earned as a Percent of Target (Ms. Clark)

Year	Target Shares	Target Cash	Shares Vested from Performance	Cash Earned from Performance	Actual Shares/ Cash Earned as a Percent of Target	Notes
2011	27,416	—	0	—	0%	25% of total LTI weighting
2012	58,220	—	0	—	0%	50% of total LTI weighting
2013(1)	—	$433,125	—	$0	0%	75% of total LTI weighting
3-Year Total	85,636	$433,125	0	$0	0%
(1)

Amounts prorated for the number of weeks Ms. Clark was employed by the Company in fiscal 2013 prior to her retirement. In accordance with Ms. Clark’s Retirement Agreement, no payout was earned under the performance-based long-term cash program.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance-based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs, and internal compensation equity among the NEOs. Historically, the Committee has strived to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be near the median if the Company meets its financial targets and above the median if the Company exceeds its financial targets and the individual NEOs perform well in their roles throughout the fiscal year.

2013 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee Charter provides the Committee with the option of either determining the Chief Executive’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Bear, on the Chief Executive Bear’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee Charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Second Amended and Restated 2004 Stock Incentive Plan (“Stock Incentive Plan”) provides that the Chief Executive Officer and Chief Operations Bear have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of Committee Consultants

For 2013, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee), and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Compensation Market Data and Benchmarking

The Committee believes that external market data is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In November 2012, Meridian reviewed the Company’s compensation peer group and developed recommendations for changes for the January 2013 market study. The peer group review considered the following characteristics:

•	Industry
•	Revenues
•	Net Income
•	Market Value
•	Number of Employees
•	Number of Stores

As a result of the review, the Committee approved the use of the following 20 peer companies for the January 2013 market study:

bebe stores, inc.	CPI Corp.	Shoe Carnival Inc.
Books A Million Inc.	dELiA*s, Inc.	Sport Chalet, Inc.
Cache Inc.	Destination Maternity Corporation	Steven Madden, Ltd.
CEC Entertainment Inc.	Five Below, Inc.	Vera Bradley Inc.
Christopher & Banks Corporation	Hot Topic, Inc.	Wet Seal Inc.
Citi Trends Inc.	Kirkland’s, Inc.	Zumiez Inc.
Coldwater Creek, Inc.	Leapfrog Enterprises Inc.

A.C., Moore Arts & Crafts, Inc., Benihana Inc. Great Wolf Resources, Inc., Kenneth Cole Productions Inc., McCormick & Schmicks Seafood Restaurants were eliminated from the Company’s peer group for the 2013 analysis. bebe stores, inc., Coldwater Creek, Inc., dELiA*s, Inc., Five Below, Inc., Hot Topic, Inc., and Sport Chalet, Inc. were added to the 2013 peer group. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2013 peer group is more appropriate in most instances for benchmarking purposes. In addition to the peer group information, Meridian also provided size-adjusted, retail industry survey market data.

In January 2013, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that total target direct compensation levels for 2012 were within a reasonable range of the market 50th percentile for our executive team.

While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy.

2013 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for each NEO are established in their employment agreements. These salaries or minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries to the extent available and relevant;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Bear (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in March. In March 2013, the Committee considered salary increases for the NEOs. The Committee undertook an annual performance review of each of the NEOs. The NEOs each prepared a self-evaluation. The Chief Executive Bear completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Bear was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Bear, the Non-Executive Chairman presented the Committee and the Board’s feedback to the Chief Executive Bear on her self-evaluation.

Following completion of these reviews of each individual’s 2012 performance, and with particular weighting on the Company’s 2012 financial results, the Committee approved no salary adjustments for the NEOs in 2013. In lieu of a salary adjustment, based on its subjective evaluation of their 2012 performance, the Committee awarded discretionary lump sum cash payments of $10,000 to Mr. Fencl and $7,500 to Mr. Finnegan.

Upon her joining the Company in June 2013, based on peer data provided by Meridian, Ms. John’s base salary was set at annual rate of $625,000 for 2013.

2013 Bonus Plan

The Committee continued the use of a cash bonus plan in 2013 for the NEOs, granting potential cash bonuses pursuant to the Build-A-Bear Workshop, Inc. 2013 Bonus Plan (the “2013 Bonus Plan”) for the NEOs only if the Company achieved certain financial performance levels. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2013 cash bonuses completely with the interests of our stockholders.

On March 19, 2013, based on peer data provided by Meridian, the Committee established the 2013 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2013 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary, as defined above, according to the following schedule (“Base Bonus Calculation”):

Name	Base Bonus Payout
Maxine Clark	125%
Tina Klocke	70%
Eric Fencl	40%
Kenneth Wine	40%
David Finnegan	40%

Upon her joining the Company in June 2013, based on peer data provided by Meridian, Ms. John’s Base Bonus Payout was set at 100% for 2013 and her bonus payout for 2013 was guaranteed to be no less than 50% of her annual base pay prorated based on the number of weeks during fiscal 2013 that she was employed by the Company.

For the 2013 Bonus Plan, the Committee focused the performance goals around returning the Company to profitability through the use of a single performance metric—consolidated pretax income. The cash bonus, if any, to be paid to each respective NEO was to be calculated based on the consolidated pretax income goals described in the table below.

Achievement Level	Consolidated Pretax Income (Loss)	Percentage of Base Bonus Calculation
Threshold	$(7,743,000)	25%
Plan	$(4,042,000)	50%
Target	$1	100%
Maximum	$3,360,000	150%

The 2013 Bonus Plan provided for mandatory bonus payouts only if the Company’s 2013 consolidated pretax income (after providing for any bonus expense) exceeded the threshold amount. Under the 2013 Bonus Plan, consolidated pretax income results that fell between any of the achievement levels set forth in the table above would be interpolated in accordance with the methodology set forth in the 2013 Bonus Plan, in the sole discretion of the Committee. This discretion included the ability to reduce the otherwise applicable percentage of Base Bonus Calculation for each achievement level, but the Committee did not have the discretion to increase the amount of compensation payable above the maximum percentage of Base Bonus Calculation for each achievement level.

In March 2014, the Committee determined that the Company exceeded the threshold 2013 consolidated pretax loss level for a bonus payout under the 2013 Bonus Plan, and the Committee elected to approve bonuses for 2013 performance. The Company’s consolidated pretax loss of $2,118,000 was a significant improvement over the Company’s consolidated pretax loss of $48,429,000 in 2012 and fell between the plan and target levels of the 2013 Bonus Plan. Based on the interpolation between those levels as defined in the plan, the Committee approved bonus payouts for NEOs equal to 78% of each executive’s 2013 Base Bonus Calculation in the amounts set forth below:

Name	2013 Bonus Plan Payout
Sharon John	$262,500
Tina Klocke	194,922
Eric Fencl	93,600
Kenneth Wine	93,600
David Finnegan	92,664
Maxine Clark	346,080

In March 2014, the Committee took note of the fact that the Company had incurred approximately $878,000 of unbudgeted management transition costs in 2013 related to the retirement of the Chief Executive Bear, the hiring of a Chief Executive Officer, and severance for the Chief Marketing Bear. While these actions are in the long-term best interests of the Company, the unbudgeted expenses had the effect of decreasing 2013 Bonus Plan payouts by approximately 7% of each plan participant’s 2013 Base Bonus Calculation. As a result, the Committee awarded discretionary bonus payouts to all participants in the 2013 Bonus Plan in the amount of the difference between each participant’s 2013 Bonus Plan Payout and the amount that the payout would have been had these unbudgeted management transition costs not been incurred. The Committee awarded such discretionary bonuses to each NEO in the following amounts:

Name	2013 Discretionary Bonus Payout
Sharon John	$23,558
Tina Klocke	17,493
Eric Fencl	8,400
Kenneth Wine	8,400
David Finnegan	8,316
Maxine Clark	31,058

2013 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership.

Under the Stock Incentive Plan, the Committee has the discretion to determine whether equity awards will be granted to NEOs and if so, the number of shares subject to each award. The Stock Incentive Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights (“SARs”), cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the NEOs and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, pursuant to the Stock Incentive Plan, employees who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Officer or Chief Operating Bear at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the Stock Incentive Plan is the fair market value of the stock on the date of grant. Under the terms of the Stock Incentive Plan, the fair market value of the stock is the closing sales price of the stock on the date of grant as reported by the NYSE.

Historically, the Company has granted stock-based compensation in the form of either (1) restricted stock; (2) stock options; (3) performance-based stock; or (4) a combination of these vehicles.

In January and March 2013, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our Stock Incentive Plan. Primarily due to the Company’s historical share dilution and share availability constraints, the Committee approved a change to the approach for granting long-term incentives to our NEOs. For 2013, the Committee approved a grant of performance-based cash awards (75% of grant value) and time-based restricted stock (25% of grant value) for NEOs. The design and mix were structured to maintain a strong emphasis on performance while preserving shares authorized to be issued under the Stock Incentive Plan. For 2014 awards and beyond, the Committee will review alternatives for returning to a more equity-based approach when our share availability situation improves. The performance-based long-term cash awards are based on the same fiscal year 2013 pretax income goals as the 2013 Bonus Plan. However, if awards are earned under this program for performance, they are subject to four years of ratable vesting.

The Committee determined the amount of long-term incentive awards granted to each executive using three key considerations: (1) market data for grant levels from market data provided in the Meridian study; (2) grant levels required to bring the executives’ total target direct compensation at or near the median of total compensation of market data; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2013 award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries. After reviewing these considerations, the Committee determined to keep NEOs’ target grant levels at 2012 levels.

On March 19, 2013, the Committee approved the following 2013 long-term incentive awards to the NEOs under the Stock Incentive Plan:

Name	Number of Shares of Time-Based Restricted Stock	Target Value of Long-Term Cash Awards
Maxine Clark	28,032	$433,125
Tina Klocke	9,708	$150,000
Eric Fencl	6,668	$103,050
Kenneth Wine	5,584	$86,250
David Finnegan	5,584	$86,250

Long-term incentive grants to Ms. John were made in conjunction with her joining the Company as Chief Executive Officer in June 2013 and are described in further detail in the Section below entitled “Compensation Arrangements with the Chief Executive Officer—Employment, Confidentiality and Noncompete Agreement with Ms. John.”

The time-based restricted stock vests at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. The performance-based long-term cash program (“2013 Performance Cash LTIP”) was subject to the achievement of the Company’s fiscal 2013 consolidated pretax income (loss). The program was structured so that any awards earned from the achievement of the established consolidated pretax income (loss) goals would vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. This vesting schedule was established to align with the current vesting schedules of our time-based restricted stock.

The value of 2013 Performance Cash LTIP awards, if any, that could have been earned by each NEO was calculated by multiplying the target value awarded to such executive officer set forth above by the applicable percentage of target value of performance-based long-term cash earned calculation set forth in column (3) below for fiscal 2013 consolidated pretax income.

Fiscal 2013 Performance-Based Long-Term Cash Payout

(1) Achievement Level	(2) Consolidated Pretax Income (Loss)	(3) Percentage of Target Value of Performance-Based Long-Term Cash Earned Calculation
Threshold	$(7,743,000)	25%
Plan	$(4,042,000)	50%
Target	$1	100%
Maximum	$3,360,000	150%

In March 2014, the Committee determined that the Company exceeded the threshold 2013 consolidated pretax loss level for a payout under the 2013 Performance Cash LTIP. The Company’s consolidated pretax loss of $2,118,000 was a significant improvement over the Company’s consolidated pretax loss of $48,429,000 in 2012 and fell between the plan and target levels of the 2013 Performance Cash LTIP. Based on the interpolation between those levels as defined in the program, the Committee approved 2013 Performance Cash LTIP payouts for NEOs equal to 78% of each executive’s Target Value of Long-Term Cash Award in the amounts set forth below:

Name	2013 Performance Cash LTIP Payout
Sharon John	$365,586
Tina Klocke	117,000
Eric Fencl	80,379
Kenneth Wine	67,275
David Finnegan	67,275
Maxine Clark	0

These payout amounts will vest and be paid at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant.

In March 2014, the Committee took note of the fact that the Company had incurred approximately $878,000 of unbudgeted management transition costs in 2013 as discussed above. While these actions are in the long-term best interests of the Company, the unbudgeted expenses had the effect of decreasing 2013 Performance Cash LTIP payout by approximately 7% of each plan participant’s target value. As a result, the Committee awarded discretionary LTIP payouts to all participants in the 2013 Performance Cash LTIP in the amount of the difference between each participant’s 2013 Performance Cash Payout and the amount that the payout would have been had these unbudgeted management transition costs not been incurred. These discretionary LTIP payouts will vest and be paid at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant.

The Committee awarded such discretionary LTIP payouts to each NEO in the following amounts:

Name	2013 Discretionary LTIP Payout
Sharon John	$32,809
Tina Klocke	10,500
Eric Fencl	7,214
Kenneth Wine	6,038
David Finnegan	6,038
Maxine Clark	0

Pursuant to the terms of the Stock Incentive Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (1) accelerated vesting of any outstanding award; (2) termination of an award in exchange for the payment of cash; and/or (3) issuance of substitute awards. The 2013 equity award agreements for the NEOs and other participants each contained a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant terms.

Further information regarding the 2013 grants of long-term incentive awards made to NEOs can be found in the 2013 Grants of Plan-Based Awards Table.

Compensation Arrangements with the Chief Executive Bear and Chief Executive Officer

Retirement, Separation Agreement and General Release with Ms. Clark

In connection with the announcement of Ms. Clark’s planned retirement, on January 28, 2013 the Company and Ms. Clark entered into the Retirement Agreement which provides that her employment with the Company would terminate following a six-week transition period following the date that a successor Chief Executive Officer was employed by the Company. Ms. Clark will receive an aggregate of $1,318,400, less any applicable withholding, payable in equal installments in accordance with the Company’s regular payroll dates for a period of 24 months following her retirement, reduced by any cash compensation from a subsequent employer during that period. During this 24-month period, Ms. Clark will also receive the amount that the Company has been paying toward her coverage under the Company’s welfare benefit plans, also payable in equal installments in accordance with the Company’s regular payroll dates. In addition, Ms. Clark remained eligible to receive a bonus under the Company’s 2012 bonus plan for its chief executives, though no bonuses were earned based on fiscal 2012 performance, and remained eligible to receive a bonus under the Company’s 2013 Bonus Plan for chief executives to the extent performance and other criteria were met under the 2013 Bonus Plan. Ms. Clark’s bonus for 2013 was pro-rated based on the number of full calendar weeks Ms. Clark was employed by the Company. All shares of Ms. Clark’s restricted shares and stock options which had not vested on the date of her retirement continued to vest through March 31, 2014, and all vested unexercised stock options will remain exercisable until the earlier of their original expiration date or April 30, 2014. The Company paid up to $25,000 of Ms. Clark’s legal expenses incurred in connection with drafting and negotiation of the Retirement Agreement. Ms. Clark also agreed to (1) a general release of claims, (2) keep Company information secret and confidential, (3) certain non-compete restrictions for 24 months following retirement, and (4) certain non-solicitation restrictions for 36 months following retirement.

On January 28, 2013, the Company and Ms. Clark also entered into a six-month Consulting Agreement (the “Consulting Agreement”) which began upon her retirement. During such six-month period, Ms. Clark was paid consulting fees of $29,166 per month.

Employment, Confidentiality and Noncompete Agreement with Ms. John

The Company and Ms. John entered into an Employment, Confidentiality and Noncompete Agreement (“Employment Agreement”) effective as of June 3, 2013 in connection with her appointment as Chief Executive Officer and Chief President Bear. The Employment Agreement has an initial term of three years from June 3, 2013 and renews from year-to-year thereafter. The Employment Agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the Employment Agreement) or without cause. Ms. John may terminate the Employment Agreement for good reason (as defined in the Employment Agreement). If the Company terminates Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, the Company would be obligated to continue her base salary for a period of 12 months after her termination (24 months if such termination occurs within 12 months after a change of control (as defined in the Employment Agreement)), such payments to be reduced by any amounts received from a subsequent employer during such period, and for the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $625,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. Ms. John’s bonus for 2013 performance would not have been less than 50% of her base salary, prorated based on the number of full calendar weeks during the fiscal 2013 for which she was employed by the Company. The Employment Agreement also provides that for the term of the Employment Agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria. If any payments under the Employment Agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

The Company also agreed to pay Ms. John a signing bonus of $112,500 which Ms. John agreed to repay if she voluntarily terminates her employment without good reason or if she is terminated by the Company for cause (as defined in the Employment Agreement) during the first year of employment. In addition, the Company agreed to issue a grant of time-based vested restricted stock with a value of $656,300, non-qualified stock options to acquire 195,512 shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on June 3, 2013, and a long-term performance-based cash incentive target award of $468,700. The time-based restricted stock and the non-qualified stock options vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. The long-term performance-based cash incentive target award was structured so that any award earned from the achievement of the established consolidated pretax income (loss) goals would vest at the rate of 25% per year over four years, beginning on March 31, 2014.

Insider Trading Policy

The Build-A-Bear Workshop, Inc. Insider Trading Policy prohibits the Directors, NEOs and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) on the assumption that the Company’s share price will decrease. The Company’s insider trading policy also prohibits Directors, NEOs and other employees from buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

The 2013 Bonus Plan provides that in the event of a restatement impacting consolidated pretax income (loss), the Company would recover from the NEO the applicable amount which should not have been paid based on the restatement, plus interest.

Executive Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for NEOs. The guidelines require executives to acquire and maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our NEOs are set forth in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	Five times (5X)
All Other NEOs	One time (1X)

The executives have three years to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the executive’s holdings to fall below the minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Each of the NEOs complied with these guidelines in 2013.

Prior to the Chief Executive transition in June 2013, the ownership guideline for the Chief Executive position was six times base salary. In November 2013, the Committee reviewed the stock ownership guideline for the Chief Executive position compared to the Company’s peer group and determined that a guideline of five times salary was more appropriate for Ms. John. The Committee will continue to monitor stock ownership guidelines and levels for the NEOs on an annual basis.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance of which the Company pays 100% of the premiums for senior level employees, including the NEOs, as discussed below). The employment agreements for the NEOs provide for certain payments to be made to them if their employment is terminated under certain circumstances. See “Executive Employment and Severance Agreements” for a discussion of such terms of our NEOs’ employment agreements.

Change in Control Severance Policy

We do not currently maintain any change in control severance plans or severance policies. Therefore, none of our NEOs will receive any severance payments solely as a result of a change in control of the Company. See the section titled “Executive Employment and Severance Agreements” for a complete description of the circumstances under which our NEOs would be paid severance.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the NEOs.

Insurance

All Company employees, including the NEOs, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans and flexible spending accounts. The terms of such benefits for the Company’s NEOs are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the NEOs.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. In 2013, the Company matched 15% of the participants’ 2012 contributions of up to 6% of the participant’s salary. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the NEOs, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Code. In 2013, the Company matched 15% of the participants’ 2012 contributions of up to 6% of the participant’s salary, divided between the 401(k) plan and the 401(k) mirror plan. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years. Of the NEOs, only Ms. Klocke and Mr. Finnegan participated in this plan during 2013.

Federal Income Tax and Accounting Considerations

Code Section 162(m)

Code Section 162(m) limits deductions for certain executive compensation in excess of $1 million in any fiscal year. Code Section 162(m) provides that performance-based compensation is not subject to this deductibility limit. The Company attempts to structure its compensation arrangements to permit deductibility under Code Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. In any event, there is no guarantee that performance-based compensation paid to the NEOs will qualify for the deductibility exception provided by Code Section 162(m).

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of restricted stock and stock option grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The Company’s Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Development Committee of the Board of Directors:

Coleman Peterson, Chairman Mary Lou Fiala James M. Gould Virginia Kent Thomas Pinnau

The Compensation and Development Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013 the Compensation and Development Committee was comprised of Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould, Virginia Kent, and Thomas Pinnau, none of whom are employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Development Committee or Board of Directors.

2013 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011. The Company cautions that the amounts reported in the Stock Awards and Option Awards columns may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price when restricted stock vests or the stock option is exercised and on continued employment.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Sharon John(6)	2013	$336,538	$168,867	$656,289	$770,317	$628,086	$117,744	$2,677,841
Chief Executive Officer
and Chief President Bear
Tina Klocke	2013	357,000	27,993	49,996	-	311,922	3,020	749,931
Chief Operations	2012	355,116	-	164,841	-	-	4,146	524,103
and Financial Bear	2011	339,231	-	176,886	58,752	-	7,954	582,823
and Treasurer
Eric Fencl	2013	300,000	15,614	34,340	-	173,979	1,871	525,804
Chief Bearrister	2012	298,277	10,000	113,240	-	-	2,266	423,783
— General Counsel,	2011	291,285	-	121,517	40,370	-	3,538	456,710
International Franchising and Secretary
Kenneth Wine	2013	300,000	14,438	28,758	-	160,875	746	504,817
Chief	2012	11,538	25,000	27,471	-	-	11	64,020
Merchandise Bear
David Finnegan	2013	297,000	14,354	28,758	-	159,939	2,994	503,045
Chief	2012	295,358	7,500	94,764	-	-	3,580	401,202
Information	2011	288,773	-	101,720	33,784	-	3,482	427,759
Bear
Maxine Clark(7)	2013	659,200	31,058	144,365	-	346,080	189,560	1,370,263
Former Chief	2012	659,200	-	475,949	-	-	3,568	1,138,717
Executive Bear	2011	654,031	-	510,760	169,954	-	4,273	1,339,018

(1)

As discussed in the “Compensation Discussion and Analysis,” the amounts appearing in the Bonus column for 2013 include discretionary bonus payouts and discretionary LTIP payouts awarded by the Compensation and Development Committee for (i) the difference between each Named Executive Officer’s 2013 Bonus Plan Payout and the amount that the payout would have been had certain unbudgeted management transition costs not been incurred (“2013 Discretionary Bonus Payout”), and (ii) the difference between each participant’s 2013 Performance Cash Payout and the amount that the payout would have been had those unbudgeted management transition costs not been incurred (“2013 Discretionary LTIP Payout”). The 2013 Discretionary Bonus Payouts were approved for each Named Executive Officer in March 2014 in the following amounts: Sharon John— $23,558; Tina Klocke — $17,493; Eric Fencl — $8,400; Kenneth Wine — $8,400; David Finnegan — $8,316; and Maxine Clark — $31,058. The 2013 Discretionary LTIP Payouts for each Named Executive Officer were: Sharon John— $32,809; Tina Klocke — $10,500; Eric Fencl — $7,214; Kenneth Wine — $6,038; and David Finnegan — $6,038. Provided the Named Executive Officer is still employed by the Company, the 2013 Discretionary LTIP Payouts will be paid at the rate of 25% per year over four years no later than April 15th beginning in 2014. Bonus amounts reported for Ms. John also include her signing bonus and for Messrs. Fencl and Finnegan, discretionary bonuses awarded for 2012 performance by the Committee in lieu of salary increases.

(2)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2013, fiscal 2012, and fiscal 2011. In fiscal 2013, all of the stock awards were in the form of time-based restricted stock. In fiscal 2012 and 2011, the grants consisted of both performance-based restricted stock and time-based restricted stock. Because the Company did not achieve the threshold earnings per share target for fiscal 2012 or 2011, all of the performance-based restricted shares were forfeited the following March. The recipients have the right to vote and receive dividends as to all unvested shares of time-based restricted stock, but did not have such rights with respect to performance-based restricted stock that was not earned. The time-based restricted stock grants in 2013, 2012 and 2011 vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. If any of the performance-based restricted stock grants in 2012 and 2011 had been earned, they would have also vested at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. See 2013 Grants of Plan-Based Awards Table. See also Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock presented is based on the achievement of threshold performance levels per the instructions to Item 402(c) of Regulation S-K.

(3)

The amounts appearing the Option Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for options granted in fiscal 2013 and 2011. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the assumptions used in the valuation of the awards. The exercise price of the option granted to Ms. John in fiscal 2013 is equal to the closing price of the Company’s common stock on June 3, 2013, the date of grant, and the option vests at the rate of 25% per year over four years from the grant date.

(4)

The amounts appearing in Non-Equity Incentive Plan Compensation column represent the total of the (i) 2013 Bonus Plan Payout and (ii) 2013 Performance Cash LTIP Payout. The 2013 Bonus Plan Payouts which were approved in March 2014 were as follows: Sharon John— $262,500; Tina Klocke — $194,922; Eric Fencl — $93,600; Kenneth Wine — $93,600; David Finnegan — $92,664; and Maxine Clark — $346,080. The 2013 Performance Cash LTIP Payouts are as follows: Sharon John— $365,586; Tina Klocke — $117,000; Eric Fencl — $80,379; Kenneth Wine — $67,275; and David Finnegan — $67,275. The 2013 Performance Cash LTIP Payouts will vest and be paid at the rate of 25% per year over four years no later than April 15th beginning in 2014, provided the Named Executive Officer remains employed by the Company on the applicable payout date.

(5)

“All Other Compensation” includes the Company’s contribution to the 401(k) plan and to the non-qualified deferred compensation plan, payment by the Company of long-term disability, and life insurance premiums for the benefit of the Named Executive Officers. Sharon John received $117,328 in relocation reimbursement. For fiscal 2013, Company contributions to our 401(k) plan were as follows: Tina Klocke — $1,125; Eric Fencl — $1,125; Kenneth Wine — $1,125; David Finnegan — $1,125; and Maxine Clark — $1,125. For fiscal 2013, Company contributions to our non-qualified deferred compensation plan were as follows: Tina Klocke — $ 1,125; and David Finnegan — $1,125. For fiscal 2013, Company-paid premiums for long-term disability insurance were as follows: Sharon John— $308; Tina Klocke — $616; Eric Fencl — $616; Kenneth Wine — $616; David Finnegan — $616; and Maxine Clark — $328. For fiscal 2013, Company-paid premiums for life insurance were as follows: Sharon John— $108; Tina Klocke — $154; Eric Fencl — $130; Kenneth Wine — $130; David Finnegan — $128; and Maxine Clark — $108. Amounts reported for Ms. Clark also include $160,415 in consulting fees paid pursuant to her Consulting Agreement, $25,000 for the reimbursement of legal fees relating to her Retirement Agreement and $2,584 reimbursement for certain welfare benefit costs as required under her Retirement Agreement.

(6)	Ms. John’s employment with the Company commenced June 3, 2013.

(7)

Amounts reported as salary for Ms. Clark in 2013 represent salary received as Chief Executive Bear through her retirement on July 13, 2013. Payments received pursuant to the Retirement Agreement and Consulting Agreement between Ms. Clark and the Company are included in “All Other Compensation.”

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 28, 2013. All awards were granted pursuant to the Stock Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Sharon John	6/03/13 (1)	$180,288	$360,577	$540,865
	6/03/13 (2)	117,175	468,700	703,050
	6/03/13 (4)				100,044			$656,289
	6/03/13 (5)					195,512	$6.56	770,317

Tina Klocke	3/19/13 (1)	62,475	249,900	374,850
	3/19/13 (2)	37,500	150,000	225,000
	3/19/13 (3)				9,708			49,996

Eric Fencl	3/19/13 (1)	30,000	120,000	180,000
	3/19/13 (2)	25,763	103,050	154,757
	3/19/13 (3)				6,668			34,340

Kenneth Wine	3/19/13 (1)	30,000	120,000	180,000
	3/19/13 (2)	21,563	86,250	129,375
	3/19/13 (3)				5,584			28,758

David Finnegan	3/19/13 (1)	29,700	118,800	178,200
	3/19/13 (2)	21,563	86,250	129,375
	3/19/13 (3)				5,584			28,758

Maxine Clark	3/19/13 (1)	206,000	824,000	1,236,000
	3/19/13 (2)	108,281	433,125	649,688
	3/19/13 (3)				28,032			144,365

(1)

Amounts represent the range of possible cash payouts for fiscal 2013 awards under the 2013 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2013 Bonus Plan performance year if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s base salary paid in 2013. The amounts for Ms. John are prorated to reflect the number of weeks she was employed during fiscal 2013. As noted in the Section entitled “Compensation Discussion and Analysis”, the Company’s consolidated pretax loss for fiscal 2013 was above the threshold target and below the target level and, therefore, the payout was interpolated between the two payout amounts.

(2)

Amounts represent the range of possible cash payouts for fiscal 2013 awards under the 2013 Performance Cash LTIP. This chart reflects the threshold, target and maximum bonus amounts payable under the 2013 Performance Cash LTIP if pre-established financial targets would have been met. The amounts for Ms. John are prorated to reflect the number of weeks she was employed during fiscal 2013. As noted in the Section entitled “Compensation Discussion and Analysis”, the Company’s consolidated pretax loss for fiscal 2013 was above the threshold target and below the target level and, therefore, the payout was interpolated between the two payout amounts.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over four years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $5.15 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(4)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over four years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $6.56 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(5)

These stock options are subject to time-based vesting only and will vest in equal installments over four years beginning on the first anniversary of the grant date. The stock option exercise price is the closing price of the Company’s stock on the date of grant. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table discloses information regarding outstanding awards under the Company’s Stock Incentive Plan, as amended, as of the fiscal year end of December 28, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Sharon John	-	195,512	$6.56	6/3/2023
					100,044	774,341

Tina Klocke	25,000		8.78	3/16/2014
	6,500		34.65	3/8/2015
	36,708		5.11	3/17/2019
	22,404	7,468	6.59	3/23/2020
	7,690	7,690	6.21	3/22/2021
					38,799	300,304

Eric Fencl	19,596		5.11	3/17/2019
	12,882	4,294	6.59	3/23/2020
	5,284	5,284	6.21	3/22/2021
					26,151	202,409

Kenneth Wine					11,323	87,640

David Finnegan	2,000		34.65	3/8/2015
	14,280		5.11	3/17/2019
	11,763	3,921	6.59	3/23/2020
	4,422	4,422	6.21	3/22/2021
					22,087	170,953

Maxine Clark(4)	36,234		8.78	3/16/2014
	35,000		34.65	3/8/2015
	61,608	20,536	6.59	3/23/2020
	22,206	22,206	6.21	3/22/2021
					111,415	862,352

(1)

The amounts appearing in this column represent the total number of time-based stock options that have not vested as of December 28, 2013. Stock options vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.

(2)

The amounts appearing in this column represent the total number of time-based restricted shares that have not vested as of December 28, 2013. All restricted stock awards vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.  Restricted stock granted on March 23, 2010 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2010 award by our Named Executive Officers at December 28, 2013 are as follows: Tina Klocke — 4,474; Eric Fencl — 2,572; David Finnegan — 2,349; and Maxine Clark — 12,302. Restricted stock granted on March 22, 2011 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2011 award by our Named Executive Officers at December 28, 2013 are as follows: Tina Klocke — 9,494; Eric Fencl — 6,522; David Finnegan — 5,460; and Maxine Clark — 27,416. Restricted stock granted on March 20, 2012 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2012 award by our Named Executive Officers at December 28, 2013 are as follows: Tina Klocke — 15,123; Eric Fencl — 10,389; David Finnegan — 8,694; and Maxine Clark — 43,665. Restricted stock granted to Mr. Wine on December 3, 2012 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at December 28, 2013 was 5,739 shares. Restricted stock granted on March 19, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2013 award by our Named Executive Officers at December 28, 2013 are as follows: Tina Klocke — 9,708; Eric Fencl — 6,668; Kenneth Wine — 5,584; David Finnegan — 5,584; and Maxine Clark — 28,032. Restricted stock granted to Ms. John on June 3, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at December 28, 2013 was 100,044 shares.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares that have not vested as of December 28, 2013 and are based on the closing price of $7.74 for the shares of common stock on December 27, 2013.

(4)

As discussed in the “Compensation Discussion and Analysis”, the Company entered into a Retirement Agreement with Ms. Clark in January 2013, the terms of which provide that following her retirement all vested unexercised stock options will expire on the earlier of their original expiration dates or April 30, 2014. Pursuant to the terms of her Retirement Agreement, following her retirement all of Ms. Clark’s restricted stock and stock options that had not vested as of the date of her retirement continued to vest through March 31, 2014.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers and restricted stock that vested during the fiscal year ended December 28, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sharon John	—	$—	—	$—
Tina Klocke	—	—	19,034	100,342
Eric Fencl	—	—	11,843	62,545
Kenneth Wine	—	—	1,913	16,930
David Finnegan	—	—	9,833	52,034
Maxine Clark	105,016	190,340	54,217	285,753

2013 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during the fiscal year ended December 28, 2013.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(1)	Aggregate Balance at Last FYE($)(2)
Sharon John	$-	$-	$-	$-
Tina Klocke(3)	10,710	1,125	5,154	141,458
Eric Fencl	-	-	-	-
Kenneth Wine	-	-	-	-
David Finnegan(3)	21,318	1,125	8,351	156,654
Maxine Clark	-	-	-	-

(1)	Registrant Contributions in the Last Fiscal Year during the last fiscal year are reported as compensation in the Summary Compensation Table included in this proxy statement.

(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Ms. Klocke and Mr. Finnegan were the only Named Executive Officers who contributed to the Non-Qualified Deferred Compensation Plan during 2013. In March of each year, contributions to the plan during the preceding fiscal year are matched by the Company. Amounts shown for Registrant Contributions were made in March 2014 as the Company’s matching contribution for 2013 contributions, which was 20% up to the maximum of 6% of contributions made to the plan combined with the contributions made to the Company’s qualified 401(k) plan. The Company’s matching contribution does not fully vest until the participant has been employed by the Company for five years.

A description of the Company’s Non-Qualified Deferred Compensation Plan is included in the “Compensation Discussion and Analysis” Section.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with Sharon John, our Chief Executive Officer and Chief President Bear; Tina Klocke, our Chief Operations and Financial Bear and Treasurer; Eric Fencl, our Chief Bearrister—General Counsel, International Franchising and Secretary; Kenneth Wine, our Chief Merchandise Bear; David Finnegan, our Chief Information Bear; and certain other executives. Prior to her retirement in July 2013, the Company had an employment agreement with Maxine Clark, our Chief Executive Bear. The material terms of the agreements, as amended, are described below.

The material terms of Ms. John’s employment agreement are discussed in the Section “Compensation Discussion and Analysis.”

Ms. Klocke’s agreement had an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Ms. Klocke may terminate the agreement in the event the Company materially breaches the agreement or the Company relocates Ms. Klocke to a location more than 100 miles from St. Louis and fails to cure such breach after notice. If we terminate Ms. Klocke’s employment without cause or if Ms. Klocke terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Klocke will receive an annual base salary at a rate not less than $190,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. During the time since her employment agreement was entered into in March 2004, Ms. Klocke has periodically received salary increases. Effective March 2012, Ms. Klocke’s annual base salary was increased to $357,000 following such review. If Ms. Klocke’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Ms. Klocke will receive an annual bonus of not less than 35% of her annual base salary, payable in cash, stock, stock options or a combination thereof. For 2013, her bonus target was 70% of her annual base salary.

Mr. Fencl’s agreement had an initial term of three years from July 1, 2008 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Fencl may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice or the Company issues a notice of non-renewal which results in the expiration of the agreement. If we terminate Mr. Fencl’s employment without cause or if Mr. Fencl terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for his services, Mr. Fencl will receive an annual base salary at a rate not less than $264,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. During the time since his employment agreement was entered into in July 2008, Mr. Fencl has periodically received salary increases. Effective March 2012, Mr. Fencl’s annual base salary was $300,000 following such review. If Mr. Fencl’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Fencl will receive an annual bonus of not less than 35% of his annual base salary, payable in cash, stock, stock options or a combination thereof. For 2013, his bonus target was 40% of his annual base salary.

Mr. Wine’s agreement had an initial term of three years from December 3, 2012 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Wine may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice or the Company issues a notice of non-renewal which results in the expiration of the agreement. If we terminate Mr. Wine’s employment without cause or if Mr. Wine terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for his services, Mr. Wine will receive an annual base salary at a rate not less than $300,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If Mr. Wine’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Wine will receive an annual bonus of not less than 40% of his annual base salary, payable in cash, stock, stock options or a combination thereof. For 2013, his bonus target was 40% of his pro-rated annual base salary.

Mr. Finnegan’s agreement had an initial term of three years from January 10, 2007 and renews for successive three-year terms thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Finnegan may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice. If we terminate Mr. Finnegan’s employment without cause or if Mr. Finnegan terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for his services, Mr. Finnegan will receive an annual base salary at a rate not less than $220,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. During the time since his employment agreement was entered into in January 2007, Mr. Finnegan has periodically received salary increases. Effective March 2012, Mr. Finnegan’s annual base salary was increased to $297,000 following such review. If Mr. Finnegan’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Finnegan will receive an annual bonus of not less than 35% of his annual base salary, payable in cash, stock, stock options or a combination thereof. For 2013, his bonus target was 40% of his annual base salary.

The employment agreements for Ms. Klocke, Mr. Fencl, Mr. Wine and Mr. Finnegan provide that:

•

for the term of the agreement and for one year thereafter (except for Ms. Klocke’s agreement, which prohibit such conduct for three years after the term of the agreements), the employee may not become employed by or interested directly or indirectly in or associated with our competitors who are located within the United States or within any country where we have established a retail presence; and

•

in the event of the employee’s termination due to death, disability, or our breach as provided in the agreement, the executive or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks the employee was employed during the year.

Prior to her retirement in July 2013, Ms. Clark had an employment agreement with an initial term of five years from May 1, 2004 which renewed from year-to-year thereafter. The agreement could have been terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or, following the initial term, without cause. Ms. Clark could have terminated the agreement if the Company materially breached the agreement and failed to cure such breach within 30 days after notice. If Ms. Clark had terminated her employment for good reason (as defined in the agreement), or if the Company terminated her employment without cause after the initial term, the Company would have been obligated to continue her base salary for a period of 24 months after her termination, such payments to be reduced by any amount received from a subsequent employer during such period. For 24 months, the Company would also have been obligated to pay towards the premium for any continuation or conversion of welfare benefit insurance coverage an amount equal to the amount it was paying for Ms. Clark’s coverage under the Company’s welfare benefit plans as of the termination date.

As compensation for her services, Ms. Clark was entitled to receive an annual base salary of not less than $375,000, which was reviewed annually and was required to be commensurate with similarly-situated executives in similarly-situated firms. During the time since her employment agreement was entered into in May 2004, Ms. Clark periodically received salary increases. Effective March 2011, Ms. Clark’s annual base salary was increased to $659,200 following such review. If Ms. Clark’s performance targets were achieved, her salary was required to be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If the Company exceeded certain performance objectives, Ms. Clark was entitled to receive an annual bonus of not less than 125% of her annual salary for the fiscal year as determined by the Compensation and Development Committee. The agreement provided that Ms. Clark would be the highest paid executive with the Company over the course of her employment. Any bonus payable to Ms. Clark was payable in cash, stock, stock options or a combination thereof. Ms. Clark was also entitled to receive an automobile allowance and such other perquisites and benefits as we awarded her from time to time. (At the time of her retirement, Ms. Clark did not currently receive such car allowance or other perquisites, except as otherwise noted in this proxy statement.) The agreement also required the Company to maintain life insurance on Ms. Clark in the amount of $2 million, under which the Company was the beneficiary.

In connection with the announcement of Ms. Clark’s planned retirement, on January 28, 2013 the Company and Ms. Clark entered into a Retirement Agreement which provides that her employment with the Company terminated following a six-week transition period following the date that a successor Chief Executive Officer was employed by the Company. She retired on July 23, 2013. The material terms of Ms. Clark’s Retirement Agreement are discussed in the Section “Compensation Discussion and Analysis.”

On January 28, 2013, the Company and Ms. Clark also entered into a six month Consulting Agreement which will begin upon her retirement in July 2013. During such six-month period, Ms. Clark was paid consulting fees of $29,166 per month.

Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to each of our Named Executive Officers as if the officer’s employment had been terminated as of December 28, 2013, the last day of fiscal 2013. The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances in our Non-Qualified Deferred Compensation Plan, previously vested options and restricted stock, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2013 Fiscal Year-End”, “2013 Option Exercises and Stock Vested” and “Non-Qualified Deferred Compensation” tables located elsewhere in this proxy statement. Compensation and benefits paid to Ms. Clark in connection with her retirement effective July 13, 2013 are provided for in her Retirement Agreement, as discussed in the Section “Compensation Discussion and Analysis.”

Name/Circumstance	Salary Continuation(1)	Bonus(2)	Equity With Accelerated Vesting(3)	Continued Perquisites and Benefits(4)	Total
Sharon John
Death	$-	$262,500	$1,005,045	$-	$1,267,545
Disability	-	262,500	-	-	262,500
Severance Termination(5)	625,000	262,500	-	11,993	899,493
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	1,250,000	262,500	1,005,045	11,993	2,529,538
Change-in-Control (no termination)	-	-	1,005,045	-	1,005,045
Tina Klocke
Death	-	194,922	320,658	-	515,580
Disability	-	194,922	-	-	194,922
Severance Termination(5)	357,000	194,922	-	-	551,922
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	357,000	194,922	320,658	-	872,580
Change-in-Control (no termination)	-	-	320,658	-	320,658
Eric Fencl
Death	-	93,600	215,431	-	309,031
Disability	-	93,600	-	-	93,600
Severance Termination(5)	300,000	93,600	-	8,830	402,430
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	300,000	93,600	215,431	8,830	617,861
Change-in-Control (no termination)	-	-	215,431	-	215,431
Kenneth Wine
Death	-	93,600	87,640	-	181,240
Disability	-	93,600	-	-	93,600
Severance Termination(5)	300,000	93,600	-	6,897	400,497
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	300,000	93,600	87,640	6,897	488,137
Change-in-Control (no termination)	-	-	87,640	-	87,640
David Finnegan
Death	-	92,664	182,228	-	274,892
Disability	-	92,664	-	-	92,664
Severance Termination(5)	297,000	92,664	-	-	389,664
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	297,000	92,664	182,228	-	571,892
Change-in-Control (no termination)	-	-	182,228	-	182,228

(1)

Severance pay is salary continuation of base salary 12 months for the NEOs above, (24 months for Ms. John if she is terminated without cause with 12 months after a change-in-control) in each case reduced by the amount of any cash compensation from a subsequent employer during such period.

(2)

Where indicated, the Named Executive Officer is entitled to pro-rated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual bonus approved in March 2014 based on the Company’s 2013 performance.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and the value of stock options, the vesting of which would have been accelerated, each based on the closing price of $7.74 for the shares of common stock on December 27, 2013.

(4)

In the event of an involuntary termination, Ms. Klocke’s employment agreement requires the Company to continue the Company’s welfare benefits for 12 months to the extent permitted by the Company’s welfare benefit plans. However, the amount shown above is zero because such plans currently do not permit the Company to continue to provide such benefits following termination of employment. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of Ms. John’s and Messrs. Fencl’s and Wine’s medical plan premium. Mr. Finnegan’s employment agreement does not require the Company to pay for post-termination welfare benefits in excess of benefits required under COBRA.

(5)

Severance Termination would occur if the Company terminated the executive without cause or the executive terminated his or her employment for good reason (as each is defined in the applicable employment agreement).

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 28, 2013. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2014, which ends on January 3, 2015. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 3, 2015.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 28, 2013 and December 29, 2012, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$598,300	$608,600
Audit-Related Fees	—	—
Tax Fees(2)	104,400	57,200
All Other Fees	—	—
Total Fees	$702,700	$665,800

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	Tax Fees are fees paid for a transfer pricing study, compliance services and tax consultation.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management as part of the decision making process, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2013 and 2012 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” Section of this proxy statement, the Compensation and Development Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee. Accordingly, a significant portion of our Named Executive Officers’ compensation is based on individual and corporate financial performance, while avoiding the encouragement of unnecessary or excessive risk-taking. Their total target direct compensation for 2013 consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established targets, and long-term incentive awards with target award values allocated between time-based restricted stock and performance-based cash.

In March 2013, based on the Company’s performance in 2012, salaries for the Named Executive Officers were not increased. Annual bonus plan targets were pre-established based on pretax income (loss) goals. The mix of long-term incentive compensation awards was adjusted to reduce the number of shares awarded under our Stock Incentive Plan while still aligning the Named Executive Officers’ interests with those of our stockholders through grants with target award values allocated between 25% time-based restricted stock and 75% performance-based cash which was earned only upon achievement of pre-established pretax income (loss) targets. The Company is in the midst of a multi-year turnaround initiative that includes optimizing our real estate by strategically closing, refreshing and reducing the size of select stores, rationalizing our expense structure, and resetting our consumer value equation by reducing discounts and emphasizing our brand experience. In 2013, we began to see our initiatives gain traction. Our total revenues were $379.1 million while operating 28 fewer stores at year’s end compared to $380.9 million in fiscal 2012; consolidated comparable store sales increased 5.1% and included a 5.7% increase in North America and a 2.9% increase in Europe; our pre-tax loss improved to $2.1 million from a pre-tax loss of $48.4 million in fiscal 2012; and our net loss was $2.1 million, or $0.13 per share, an improvement from a net loss of $49.3 million, or $3.02 per share, in fiscal 2012. Despite the significant progress, we still fell short of our objectives. As a result, the payouts under our 2013 Bonus Plan and our 2013 Performance Cash LTIP were only 78% of target. The Company incurred approximately $878,000 of unbudgeted management transition costs in 2013 related to the retirement of the Chief Executive Bear, the hiring of a Chief Executive Officer, and severance for the Chief Marketing Bear. While these actions are in the long-term best interests of the Company, these unbudgeted costs had the effect of decreasing the payouts under our 2013 Bonus Plan and our 2013 Performance Cash LTIP by approximately 7% of target. As a result, the Compensation and Development Committee awarded discretionary bonus payouts to all participants in the 2013 Bonus Plan and the 2013 Performance Cash LTIP in the amount of the difference between each participant’s payout under the plan and the amount that the payout would have been had these unbudgeted management transition costs not been incurred.

Additional information about the compensation of our Named Executive Officers is provided in the “Executive Compensation” Section of this proxy statement which includes the “Compensation Discussion and Analysis”, compensation tables and narrative discussion.

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Development Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2014 and beyond.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4. APPROVAL OF THE BUILD-A-BEAR WORKSHOP, INC. THIRD AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

BACKGROUND

On March 18, 2014, the Board of Directors adopted, subject to stockholder approval, certain amendments to the Build-A-Bear Workshop, Inc. Second Amended and Restated 2004 Stock Incentive Plan restated as the Third Amended and Restated 2004 Stock Incentive Plan (the “Amended Incentive Plan”). If adopted by our stockholders, the Amended Incentive Plan amendments would, among other things:

•

Provide that the number of shares authorized for issuance under the Amended Incentive Plan as of December 29, 2013 is 1,475,000, subject to adjustments as described in the Amended Incentive Plan and below;

•	amend the share counting method with respect to awards issued under the Amended Incentive Plan;
•	implement changes required to comply with Code Section 162(m);
•	clarify the method by which exercise prices of options and SARs may be paid;
•	specify the methods by which the payment of required federal, state and local taxes with respect to awards may be satisfied;
•	revise the performance measures upon which Performance-Based Awards may be conditioned; and
•	make certain other ministerial changes.

The Board of Directors believes that adoption of the Amended Incentive Plan enables the Company to continue to offer stock-based incentive compensation to eligible participants, which the Board believes is essential in attracting and retaining qualified, high-performing employees to further the Company’s success and growth, and further compensation and governance best practices.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers are eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Amended Incentive Plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation under Code Section 162(m). There can be no guarantee, however, that amounts payable under the Amended Incentive Plan will be treated as qualified performance-based compensation under Code Section 162(m). In general, under Code Section 162(m), in order for a company to be able to deduct compensation in excess of $1,000,000 paid in any one year to its chief executive officer or the three other most highly compensated executive officers (other than the chief financial officer), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Code Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders at least once every five years. For purposes of Code Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation payable to any employee. Each of these aspects is discussed below, and approval of the Amended Incentive Plan itself will constitute approval of each of these aspects of the Amended Incentive Plan for purposes of the approval requirements of Code Section 162(m). In addition to stockholder approval requirements, technical operational requirements of Code Section 162(m) must be met in order for awards made under the Amended Incentive Plan to qualify as performance-based compensation.

The Board of Directors and Compensation and Development Committee (the “Compensation Committee” or “Committee”) carefully considered the compensation needs of the Company as well as the Company’s historical equity compensation practices in determining the number of shares to be available for issuance under the Amended Incentive Plan. This analysis included reviewing the Company’s past equity compensation practices and assessing the number of shares likely to be needed for future grants. The Company’s independent compensation consultants also assisted in the analysis.

The Company’s potential dilution, or overhang, from outstanding awards and shares available for issuance under the Amended Incentive Plan is approximately 10.3%. This percentage is calculated on a fully diluted basis, based on the total shares underlying outstanding stock-based awards as of the end of our fiscal year on December 28, 2013 (1,785,210) and the total shares of common stock outstanding as of December 28, 2013 (17,386,920). The Company’s three-year average annual burn rate for fiscal years 2011, 2012 and 2013 was 5.9%. Burn rate is the number of awards granted divided by the weighted average number of common shares outstanding.

Since 2009, the Company has significantly reduced the number of shares issued under the Amended Incentive Plan:

	GRANT TYPES

YEAR	OPTIONS	RESTRICTED STOCK	PERFORMANCE-BASED STOCK(1)	RETENTION	BOARD OF DIRECTORS	TOTAL SHARES GRANTED	YEAR END POTENTIAL DILUTION	ANNUAL BURN RATE

2009	480,967	509,220	-	515,815	119,308	1,625,310	11.0%	8.6%

2010	391,228	402,656	-	-	83,646	877,530	13.2%	4.7%

2011	305,727	455,640	148,120	-	77,151	986,638	15.2%	5.7%

2012	228	278,308	277,208	-	87,962	643,706	11.8%	3.9%

2013	195,512	244,624	-	-	77,040	517,176	10.3%	3.1%
(1)	Based on the Company’s performance in 2011 and 2012, all shares of performance-based stock were ultimately forfeited.

The decrease in shares granted was achieved by reducing the number of associates eligible to receive equity awards. Additionally, in 2012 and 2013 the Company allocated a portion of the target long-term incentive compensation awards to cash based incentive compensation. The total target awards under the cash based long-term incentive compensation programs were approximately $1.6 million in 2012 and $2.2 million in 2013. While the Compensation Committee believes that it may be appropriate to continue providing cash based long-term incentive compensation to some extent, granting equity based incentive compensation is critical because it more fully aligns management with the interests of stockholders, especially at the higher management levels.

If the Amended Incentive Plan is not approved by the Company’s stockholders, the Second Amended and Restated 2004 Stock Incentive Plan as in effect immediately prior to March 18, 2014 will continue to operate according to its terms. At this time, no awards have been made which are conditioned on stockholder approval of the Amended Incentive Plan.

A copy of the Amended Incentive Plan is attached as Appendix A to this proxy statement. The following summary of the material terms of the Amended Incentive Plan is qualified in its entirety by reference to the full text of the Amended Incentive Plan. The closing price of our common stock as listed on the NYSE on March 18, 2014 was $9.43.

ADMINISTRATION

The Amended Incentive Plan is administered by the Compensation Committee. Subject to the express provisions of the Amended Incentive Plan, the Committee has the authority, in its discretion, to determine the individuals to whom, and the time or times at which, awards shall be granted and the number of shares, if applicable, to be subject to each award. In making such determinations, the Committee may take into account the nature of services rendered by the respective individuals, their present and potential contributions to the Company’s success and such other factors as the Committee, in its discretion, shall deem relevant.

Subject to the express provisions of the Amended Incentive Plan, the Committee also has the authority to interpret the Amended Incentive Plan, determine the terms and provisions of the respective award agreements and revise or amend such terms, and to make all other determinations necessary or advisable for the administration of the Amended Incentive Plan.

The Chief Executive Officer, Chief Operations Bear and Chief Human Resources Bear have the authority, in their discretion, to also determine individuals, other than themselves or other executive officers, to whom, and the time or times at which, awards shall be granted and the number of shares, if applicable, subject to such award.

ELIGIBLE PARTICIPANTS

Any employee, director or consultant providing services to the Company or any of its affiliates, who is selected by the Compensation Committee or its delegate, is eligible to receive an award under the Amended Incentive Plan. As of March 18, 2014, approximately 4,300 employees, officers and Directors were eligible as a class to be selected by the Compensation Committee to receive awards under the Amended Incentive Plan.

SHARES AVAILABLE FOR AWARDS

As of December 28, 2013, 471,327 shares remained available for issuance under the Amended Incentive Plan. If the Amended Incentive Plan is approved by the Company’s stockholders, the maximum number of shares authorized for issuance under the Amended Incentive Plan as of December 28, 2013 (the “Share Reserve”) will be 1,475,000, plus shares of stock subject to outstanding awards made under the Amended Incentive Plan, the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan, and the Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan that may lapse, terminate, be forfeited, or otherwise expire. As of December 28, 2013, there were a total of 1,785,210 shares issued subject to outstanding awards made under such plans, consisting of 720,198 shares of restricted stock and options to purchase 1,065,012 shares, 678,794 of which are currently exercisable.

Each share of stock awarded pursuant to an option, each share of stock subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, shares, or a combination of the two), and each share of stock awarded pursuant to other stock-based awards shall reduce the Share Reserve by one share.

Shares subject to an award that is forfeited, expires or is settled for cash shall be added to the Share Reserve. The following shares shall not be added to the Share Reserve: (i) shares tendered in payment of the purchase price of an option; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or SARs; (iii) shares subject to a SAR that are not issued in connection with its settlement; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

The maximum number of shares of stock subject to options and SARs which may be granted during a calendar year to a participant is 300,000.

The Compensation Committee can adjust the number of shares and applicable exercise prices in the event of any changes in the outstanding stock by reason of dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, share exchanges, the sale of assets, split-ups, combinations and other similar transactions.

TRANSFERABILITY OF AWARDS

An award granted under the Amended Incentive Plan is non-transferable and nonassignable, other than by will or the laws of descent or unless authorized by the Company pursuant to the terms set forth in the Amended Incentive Plan. An incentive stock option is not transferable in any event.

TYPES OF AWARDS AND TERMS AND CONDITIONS

The Amended Incentive Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	SARs;
•	restricted stock;
•	cash or stock; and
•	other stock-based awards.

Generally, the Compensation Committee may impose conditions and restrictions on the exercisability, transferability and prices on any award issued under the Amended Incentive Plan.

Options

Options may be incentive stock options or non-qualified stock options. The purchase price of the stock under each option shall not be less than 100% of the fair market value of the stock at the time the option is granted; provided that in the case of a participant who owns more than 10% of the Company’s stock, the purchase price of the stock under each incentive stock option shall not be less than 110% of the fair market value of the stock on the grant date. The term of each option shall not be more than 10 years from the date of grant, or for such shorter period as the Compensation Committee determines. In the case of a participant who owns more than 10% of the Company’s stock, the term of any incentive stock option shall not be more than five years from the grant date, or for such shorter period as determined by the Compensation Committee. Within such time periods, the options shall be exercisable at such times as the Compensation Committee approves. The Committee may, in its discretion, approve options to be exercised after a participant’s employment is terminated other than for cause or the participant’s death.

The purchase price for an option must be paid in full upon the exercise of the option and may be paid (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company of shares already owned by the participant having a fair market value equal to the cash exercise price of the option being exercised, (iii) in the discretion of the Committee, by withholding shares otherwise issuable pursuant to the option having a fair market value equal to the cash exercise price of the option being exercised, (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law, or (v) in the discretion of the Committee, by any combination of the foregoing payment methods.

In addition to the terms described above applicable to all options, the following terms apply to awards of incentive stock options:

•	The maximum aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000;
•

A participant who disposes of stock acquired upon the exercise of an incentive stock option either (i) within two years after the date of grant or (ii) within one year after the transfer of shares to the participant must notify the Company of the disposition and the amount of money realized upon the disposition;

•	Unless otherwise approved by the Committee in its discretion, the holder of any incentive stock option must exercise the option before termination of his or her employment; and
•

If a participant dies while he or she is employed by the Company, any outstanding incentive stock options shall become fully vested and may be exercised by the participant’s representative within a period of one year after the participant’s death, but not after 10 years from the grant date (subject to performance conditions, if applicable).

SARs

SARs may be granted in connection with or independent of an option granted under the Amended Incentive Plan. SARs granted in connection with an option will generally cover the same shares as the option and be subject to the same terms and conditions as the option. A SAR granted independent of an option shall have an exercise price of not less than 100% of the fair market value of the stock at the time the SAR is granted, and shall entitle the participant upon exercise to a payment from the Company in an amount equal to the excess of the fair market value on the exercise date of a share of stock over the exercise price per share, multiplied by the number of SARs exercised, which may be paid in cash, shares of stock, or a combination of the two in the Committee’s discretion. A SAR granted in connection with an option shall entitle the participant to surrender an unexercised option and receive an amount equal to the excess of the fair market value on the exercise date of a share of stock over the exercise price per share for the option, multiplied by the number of shares covered by the option. The term of each SAR shall not be more than 10 years from the date of grant, or for such shorter period as the Compensation Committee determines.

SARs are generally subject to the same terms and conditions as options granted pursuant to the Amended Incentive Plan and any additional terms and conditions as may be determined by the Committee.

Other Stock-Based Awards and Cash-Based Awards

The Compensation Committee may grant awards of stock, restricted stock and other stock-based awards with or in addition to other awards granted under the Amended Incentive Plan. Subject to the other terms of the Amended Incentive Plan, other stock- based awards and cash-based awards may be granted in such amounts and upon such terms, restrictions and conditions as shall be determined by the Compensation Committee.

Performance-Based Awards

The Compensation Committee may intend for certain awards to qualify as performance-based compensation under Code Section 162(m). The performance measures to be used for purposes of a performance-based award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of stock; book value per share of stock; net income (before or after taxes); operating income; operating income before depreciation and amortization; return on stockholders’ equity; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; earnings before extraordinary or special items; earnings before income taxes and any provision for performance-based awards or other cash bonuses; gross revenues or revenue growth; sales; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; cash flow; cash flow from operations; free cash flow; net cash provided by operations; cash flow in excess of cost of capital; average cash balance; net cash; cash position; interest expense after taxes; working capital; economic value added/economic profit; gross or net operating margins; gross or net profits; operational performance measures; strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates. To the extent consistent with Code Section 162(m), the Committee (i) may appropriately adjust any measurement of performance under a performance measure to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company's financial statements or notes to the financial statements, and (ii) may appropriately adjust any measurement of performance under a performance measure to exclude the effects of any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation, claims, judgments or settlements; (C) changes in tax law or other such laws or provisions affecting reported results; (D) reorganization and restructuring programs; and (E) payments made or due under this Plan or any other compensation arrangement maintained by the Company. The performance measures may relate to the Company, a parent, a subsidiary, an employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an award. The Committee shall have the discretion to adjust performance-based awards downward, but may not increase a performance-based award.

TAX WITHHOLDING

The Committee shall have the right to condition the delivery, vesting and retention of stock, cash or other property under an award upon full satisfaction by the participant of all tax withholding requirements with respect to an award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of stock from an award or permit a participant to tender previously owned shares or sell any shares contingently issued or credited by the Company for the purpose of paying any award under the Amended Incentive Plan to raise the amount necessary to satisfy applicable withholding requirements.

CHANGE IN CONTROL

In the event of a change in control, the Compensation Committee may accelerate the vesting of outstanding awards, terminate an award for the payment of cash, and/or issue substitute awards. As amended in the Amended Incentive Plan, a change in control means (i) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, subject to certain conditions; (iii) a reorganization, merger or consolidation involving the Company, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

SECTION 409A

The Amended Incentive Plan provides that no award shall be granted, deferred, accelerated, extended, paid out or modified in a matter that would result in the imposition of additional tax under Section 409A of the Code upon a participant. In such case, the Compensation Committee may adopt such amendments that it determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Amended Incentive Plan and awards thereunder and/or take such other actions as it determines necessary or appropriate to avoid the imposition of and additional tax under Section 409A of the Code.

EFFECTIVENESS, AMENDMENT AND TERMINATION

The Amended Incentive Plan became effective upon approval by the Board on March 18, 2014, subject to approval of the stockholders at this annual meeting. If the stockholders do not approve the Amended Incentive Plan, the Second Amended and Restated 2004 Stock Incentive Plan as in effect immediately prior to March 18, 2014 will continue to operate according to its terms. The Board may at any time terminate the Amended Incentive Plan or make amendments or modifications as it deems advisable; provided that if approval of the stockholders is required, such amendment or modification shall be made subject to approval by the stockholders. The Amended Incentive Plan prohibits the repricing of any award without stockholder approval. The Amended Incentive Plan shall terminate 10 years after the date it was first approved and adopted by the Board, or March 18, 2024.

U. S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participants in connection with the Amended Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual participant. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Non-Qualified Stock Options

A participant will not recognize any income upon receipt of a non-qualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the non-qualified stock option is exercised and the shares are transferred to the participant. The amount of such taxable income, in the case of a non-qualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

Incentive Stock Options

A participant who receives an incentive stock option will not recognize any income for federal income tax purposes upon receipt of the option, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of a share on the date of grant and the option exercise price is a tax preference item that may subject the participant to the alternative minimum tax. If the participant does not dispose of the incentive stock option shares within two years from the date the option was granted or within one year after the shares were transferred to him or her on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the participant exercises the incentive stock option or subsequently sells the incentive stock option shares. However, if the participant sells the incentive stock option shares within two years after the date the incentive stock option is granted or within one year after the date the incentive stock option is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain, depending on the length of time the participant held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the participant.

With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

A participant will not recognize any income upon receipt of a SAR, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the SAR is exercised and cash or shares are transferred to the participant. The amount of such taxable income, in the case of a SAR, will be the difference, if any, between the grant price and the fair market value of the Company’s common stock on the date of exercise.

Restricted Stock

Participants receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the participant is deemed to have realized. However, no later than 30 days after a participant receives the restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a proper and timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when a participant disposes of shares acquired under the Amended Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Performance-Based Cash Bonuses and Awards

Participants who are granted incentive bonus awards recognize taxable ordinary income at the time the award is paid in an amount equal to the amount so paid, and the Company will receive a corresponding deduction.

Potential Limitation on Deductions

As described above, special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next three most highly compensated executive officers, other than the chief financial officer, of a company. Under Code Section 162(m), unless various conditions are met that enable compensation to qualify as performance-based, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the rules and regulations promulgated under Code Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended Incentive Plan will be deductible under all circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table discloses information with respect to the Company’s existing equity compensation plans as of December 28, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,065,012	$8.72	471,327
Equity compensation plans not approved by security holders	—	—	—
Total	1,065,012	$8.72	471,327

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BUILD-A-BEAR WORKSHOP, INC. THIRD AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended December 28, 2013 (the “2013 Financial Statements”).

•

Ernst & Young LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which include among other items, matters related to the conduct of the audit of the 2013 Financial Statements.

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2013 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2013 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2013 fiscal year and that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2014.

Submitted by the Audit Committee of the Board of Directors:

Louis Mucci, Chairman Mary Lou Fiala Virginia Kent Braden Leonard Thomas Pinnau

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any Committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or between January 8, 2015 and February 7, 2015, in the case of the 2015 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for Directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2015 annual meeting must be received by the Company at its principal executive office no later than December 5, 2014 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors Eric Fencl Chief Bearrister—General Counsel and Secretary

APRIL 4, 2014

APPENDIX A

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN
as amended and restated effective March 18, 2014

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

A-i

10.	Nontransferability of Awards	A-7

11.	Tax Withholding	A-7

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions	A-8

13.	Amendment and Termination	A-8

14.	Effectiveness of the Plan	A-9

15.	Time of Granting of an Award	A-9

16.	Term of Plan	A-9

17.	Severability	A-9

18.	Non-Waiver of Rights	A-9

19.	Assignment	A-9

20.	No Right To Continued Employment or Other Status	A-9

21.	Choice of Law	A-10

22.	Awards to Employees of Non-United States Subsidiaries	A-10

23.	Section 409A.	A-10

A-ii

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

WHEREAS, the Company previously adopted the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan and subsequently amended and restated the Plan, effective July 26, 2006 and effective March 17, 2009 (the “Plan”); and

WHEREAS, in accordance with Section 13 of the Plan, the Board of Directors of the Company, or any duly appointed Committee thereof (the “Board”), may at any time make such amendments or modifications to the Plan as it shall deem advisable; provided, however, that if and solely if such approval is required by applicable law, then to the extent such approval is so required, such amendment or modification shall be made subject to approval by the holders of Stock; and

WHEREAS, the Board deems it advisable to amend the Plan in certain respects and to completely restate the Plan effective March 18, 2014;

NOW, THEREFORE, the Plan is hereby amended and restated as follows:

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.

2.	Definitions.

Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A.	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

B.	“Award” means a grant under the Plan of an Option, Stock Appreciation Right, Cash-Based Award or Other Stock-Based Award.

C.

“Award Agreement” means an agreement entered into between the Employer and a Participant, or a certificate issued by the Employer as determined by the Committee, as such agreement or certificate may be amended from time to time, setting forth the terms and provisions applicable to Awards granted under the Plan.

D.	“Board” means the Board of Directors of the Company or any duly appointed Committee thereof.

E.	“Cash-Based Award” means an Award described in Section 8 as a Cash-Based Award.

F.

“Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the date hereof, constitute the Board (and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Section, considered as though such person were a member of the Incumbent Board; (iii) a reorganization, merger or consolidation involving the Company, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

G.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

H.

“Committee” means the Compensation and Development Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company's Bylaws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act, and “Outside Directors” as defined in Code Section 162(m) and any guidance issued thereunder.

I.	“Company” means Build-A-Bear Workshop, Inc., a Delaware corporation.

J.

“Employer” means the Company and any other entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company has an interest.

K.

“Fair Market Value” means (i) if the Stock is listed on any established stock exchange its Fair Market Value shall be the closing sales price for such stock on such exchange for the Trading Day applicable to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

For these purposes, the determination date shall mean for employees receiving an Award in connection with an initial hire or a promotion within the Company, the determination date shall mean the Trading Date which is the first date of hire or promotion. For all other Awards, the determination date shall mean the Trading Date on which the Committee (or its delegate) approves the Award.

L.	“Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

M.	“Non-qualified Stock Option” means a stock option which is not an Incentive Stock Option.

N.	“Officer” means an officer of the Company as defined in Rule 16a-1(f) of the Act.

O.	“Option” means both an Incentive Stock Option and a Non-qualified Stock Option.

P.	“Other Stock-Based Award” means an Award granted pursuant to Section 8 and described as an Other Stock-Based Award.

Q.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

R.	“Participant” means an employee, director or consultant of the Employer who is selected by the Committee to receive an Award.

S.	“Performance-Based Award” means an Award issued pursuant to the terms of Section 9.

T.	“Plan” means the Third Amended and Restated Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan.

U.	“Statutory Option Stock” means any stock acquired through the exercise of an Incentive Stock Option or an option granted under an employee stock purchase plan as defined in Code Section 423.

V.	“Stock” means the common stock, par value of $0.01 per share, of the Company.

W.	“Stock Appreciation Right” means a stock appreciation right described in Section 7.

X.

“Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of granting an Award, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other legal entities in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

Y.	“Trading Date” means a day on which national stock exchanges and the Nasdaq System are open for trading.

3.	Stock Subject to the Plan.

The number of shares of Stock allocated to the Plan and reserved to satisfy Awards under the Plan as of December 29, 2013 (the “Share Reserve”) shall be an aggregate of One Million Four Hundred Seventy Five Thousand (1,475,000) shares of Stock in addition to shares of Stock subject to awards outstanding under (i) this Plan; and (ii) the Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan that may lapse, terminate, be forfeited or otherwise expire. Awards shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock subject to the Awards.

The maximum number of shares of Stock subject to Awards which are Options and Stock Appreciation Rights which may be granted during a calendar year to a Participant shall be Three Hundred Thousand (300,000). Notwithstanding the preceding, in no event shall the number of shares of Stock awarded to Participants under the Plan, when taken in combination with the number of outstanding shares of Stock previously issued by the Company, a Parent or Subsidiary to employees of the Company, a Parent or Subsidiary, exceed the limit specified in the Company Charter. The Company may, in its discretion, use shares held in the treasury or shares acquired on the public market, if applicable, in lieu of authorized but unissued shares.

Shares of Stock subject to an Award that is forfeited, expires or is settled for cash (in whole or in part) shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available for Awards under the Plan. Notwithstanding anything to the contrary herein, the following shares of Stock shall not be added to the shares authorized for issuance under this Section 3: (i) shares of Stock tendered by the Participant in payment of the purchase price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights; (iii) shares of Stock subject to a Stock Appreciation Right that are not issued in connection with its share settlement on exercise thereof; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

4.	Administration.

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, to be subject to each Award. In making such determinations, the Committee may take into account the nature of services rendered by the respective individuals, their present and potential contributions to the Employer’s success and such other factors as the Committee, in its discretion, shall deem relevant.

Subject to the express provisions of the Plan, the Committee shall also have plenary discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), to waive or amend any provision hereof in any manner not adversely affecting the rights granted to the Participant by the express terms hereof and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that no Award granted hereunder may be repriced without approval by the stockholders of the Company. The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive, subject to the restrictions noted herein.

The Committee may, to the extent permitted by law, delegate its responsibilities and authority hereunder to an executive officer of the Company. Notwithstanding anything herein to the contrary, Chief Executive Officer and Chief President Bear, Chief Operations Bear, and Chief Human Resources Bear are specifically designated under the Plan to have plenary authority, in their discretion, as applicable, to also determine individuals, other than themselves or other Officers, to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, subject to such Award.

5.	[Reserved.].

6.	Options.

The Committee, in its discretion, may grant Options which are Incentive Stock Options or Non-qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Type of Option. Incentive Stock Options may be granted to any individual classified by the Committee as an employee of the Company, a Parent or a Subsidiary. A Non-Qualified Stock Option may be granted to any individual selected by the Committee.

B.

Option Prices. The purchase price of the Stock under each Option shall not be less than 100% of the Fair Market Value of the Stock at the time of the granting of the Option; provided that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Stock on the date such Option is granted.

C.

Exercise - Elections and Restrictions. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper persons or by any other form of notice (including electronic notice) approval by the Committee together with payment in full as described in this Section 6(c).

The purchase price for an Option is to be paid in full upon the exercise of the Option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant having a Fair Market Value equal to the cash exercise price of the Option being exercised, (iii) in the discretion of the Committee, by withholding shares of Stock otherwise issuable pursuant to the Option having a Fair Market Value equal to the cash exercise price of the Option being exercised, (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law, or (v) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i), (ii), (iii)  and (iv) hereof; provided that, no shares of Statutory Option Stock may be tendered in exercise of an Incentive Stock Option unless (a) such shares have been held by the Participant for at least one year and (b) at least two years have elapsed since such Statutory Option Stock was granted. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its Treasury, and used for its corporate purposes as the Board shall determine, subject to the provisions of this Plan.

D.

Option Terms. The term of each Option shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of granting thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such terms, restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all Participants. To the extent Options are subject to restrictions, Options shall vest in whole shares only, and the holder of an Option shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option.

E.	Successive Option Grants. As determined by the Committee, successive option grants may be made to any Participant under the Plan.

F.	Additional Incentive Stock Option Requirements.

(1)

Grant Limits. The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000.

(2)

Notice of Disposal. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such shares to the Participant upon exercise, shall notify the Company of such disposition and of the amount realized upon such disposition.

(3)

Termination of Participant’s Employment. The holder of any Option issued hereunder must exercise the Option prior to his or her termination of employment, except that if the employment of a Participant terminates with the consent and approval of his or her Employer, the Committee may, in its absolute discretion, permit the Participant to exercise his or her Option, to the extent that he or she was entitled to exercise it at the date of such termination of employment, at any time within three (3) months as approved by the Committee after such termination, but not after ten (10) years (or five (5) years, if applicable) from the date of the granting thereof. Notwithstanding the preceding, the Committee may, in a Participant’s Award Agreement, afford a Participant who terminates employment other than for cause, the right to exercise his or her Option, to the extent that he or she was entitled to exercise it at such date of termination of employment, at any time within three (3) months as approved by the Committee after such termination, or for such longer period as the Committee may permit in its sole and absolute discretion, but not after ten (10) years (or five (5) years, if applicable) from the date of granting thereof.

(4)

Death of Participant. In the event of the death of a Participant during the term of an Award Agreement and while he or she is employed by the Company (or its Parent or a Subsidiary), or within three (3) months after the termination of his or her employment other than for cause, any outstanding Option shall become fully vested (if not already fully vested) and may be exercised by a legatee or legatees of the Participant under his or her last will, or by his or her personal representatives or distributees, at any time within a period of one (1) year after his or her death, but not after ten (10) years from the date of grant as specified in the Award Agreement; provided, however, that if such Option is subject to vesting conditions other than the passage of time, the provisions of this paragraph shall apply only if such other vesting conditions have been satisfied as of the date of the Participant’s death. The Committee may, in any Award Agreement, provide additional provisions for the exercise of an Option after the death of a Participant.

G.

Deferral of Gain on a Non-qualified Stock Option. In accordance with the terms of the applicable non-qualified deferred compensation plan, if any, in which a Participant is eligible to participate, a Participant may elect to defer any gain realized upon the exercise of a Non-qualified Stock Option. The election to defer the gain must be made in accordance with the applicable non-qualified deferred compensation plan.

7.	Stock Appreciation Rights.

A.

Grant Terms. The Committee may grant a Stock Appreciation Right independent of an Option or in connection with an Option or a portion thereof. A Stock Appreciation Right granted in connection with an Option or a portion thereof shall cover the same shares of Stock covered by the Option, or a lesser number as the Committee may determine. A Stock Appreciation Right shall be subject to the same terms and conditions as an Option, and any additional limitations, terms or conditions set forth in this Section 7 or the Award Agreement.

B.

Exercise Terms. The exercise price per share of Stock of a Stock Appreciation Right granted independent of an Option shall not be less than 100% of the Fair Market Value of the Stock at the time of the granting of the Stock Appreciation Right. A Stock Appreciation Right granted independent of an Option shall entitle the Participant upon exercise to a payment from the Company in an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share of Stock, times the number of Stock Appreciation Rights exercised. A Stock Appreciation Right granted in connection with an Option shall entitle the Participant to surrender an unexercised Option (or portion thereof) and to receive in exchange an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share for the Option, times the number of shares covered by the Option (or portion thereof) which is surrendered. Payment may be made, in the discretion of the Committee, in (i) Stock, (ii) cash or (iii) any combination of Stock and cash. Cash shall be paid for fractional shares of Stock upon the exercise of a Stock Appreciation Right. The term of each Stock Appreciation Right shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement

C.

Limitations. The Committee may impose such conditions upon the exercisability or transferability of Stock Appreciation Rights as it determines in its sole discretion. To the extent Stock Appreciation Rights are subject to restrictions, Stock Appreciation Rights shall vest in whole shares only, and the holder of a Stock Appreciation Right shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

8.	Other Stock-Based Awards and Cash-Based Awards.

The Committee may, in its sole discretion, grant Awards of Stock, restricted Stock and other Awards that are valued in whole or in part by reference to the Fair Market Value of Stock. These Awards shall collectively be referred to herein as Other Stock-Based Awards. The Committee may also, in its sole discretion, grant Cash-Based Awards, which shall have a value as may be determined by the Committee. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive one or more shares of Stock (or the cash-equivalent thereof) upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Other Stock-Based Awards and Cash-Based Awards may be granted with or in addition to other Awards. Subject to the other terms of the Plan, Other Stock-Based Awards and Cash-Based Awards may be granted to such Participants in such amounts and upon such terms, restrictions and conditions, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. To the extent Other Stock-Based Awards are subject to restrictions, Other Stock-Based Awards shall vest in whole shares only, and the holder of an Other Stock-Based Award shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

9.	Performance-Based Awards.

To the extent applicable, the Committee may, in its sole and absolute discretion, determine that certain Awards, including Other Stock-Based Awards and/or Cash-Based Awards, should be subject to such requirements so that they are deductible by the Employer under Code Section 162(m), or any successor thereto. If the Committee so determines, such Awards shall be considered Performance-Based Awards subject to the terms of this Section 9, as provided in the Award Agreement. A Performance-Based Award shall be granted by the Committee in a manner to satisfy the requirements of Code Section 162(m) and the regulations thereunder. The performance measures to be used for purposes of a Performance-Based Award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of Stock; book value per share of Stock; net income (before or after taxes); operating income; operating income before depreciation and amortization; return on stockholders’ equity; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; earnings before extraordinary or special items; earnings before income taxes and any provision for Performance-Based Awards or other cash bonuses; gross revenues or revenue growth; sales; market share; expense management; improvements in capital structure; profit margins; Stock price; total stockholder return; cash flow; cash flow from operations; free cash flow; net cash provided by operations; cash flow in excess of cost of capital; average cash balance; net cash; cash position; interest expense after taxes; working capital; economic value added/economic profit; gross or net operating margins; gross or net profits; operational performance measures; strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates. To the extent consistent with Code Section 162(m), the Committee (i) may appropriately adjust any measurement of performance under a performance measure to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company's financial statements or notes to the financial statements, and (ii) may appropriately adjust any measurement of performance under a performance measure to exclude the effects of any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation, claims, judgments or settlements; (C) changes in tax law or other such laws or provisions affecting reported results; (D) reorganization and restructuring programs; and (E) payments made or due under this Plan or any other compensation arrangement maintained by the Company. The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. The Committee shall have the discretion to adjust Performance-Based Awards downward, but shall not have the ability to pay a Performance-Based Award greater than such Performance-Based Award achieved based upon applicable performance goals.

An Award shall be a Performance-Based Award only if the Committee consists solely of two or more Outside Directors within the meaning of Treas. Reg. Section 1.162-27(e)(3) or any successor thereto.

10.	Nontransferability of Awards.

Unless otherwise determined by the Committee and expressly set forth in an Award Agreement, an Award granted under the Plan and all rights thereunder shall, by its terms, be non-transferable, nonassignable and not subject to encumbrance in any manner otherwise than by will or the laws of descent and distribution and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. Notwithstanding the above, the Committee may not provide in an Award Agreement that an Incentive Stock Option is transferable. Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

11.	Tax Withholding.

The Committee shall have the right to condition the delivery, vesting and retention of Stock, cash or other property under an Award upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock (but not in excess of the minimum withholding required by law) or sell any shares of Stock contingently issued or credited by the Company for the purpose of paying such Award or any other Award under this Plan to raise the amount necessary to satisfy applicable withholding requirements.

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions.

Notwithstanding any other provisions of the Plan, unless otherwise provided in the Award Agreement, the number and class of shares subject to each outstanding Award and the exercise prices, if applicable, shall be adjusted, to the same pro rata number of shares and price as in the original Award Agreement, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, statutory share exchange, sale of all or substantially all assets, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted to an individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee shall, unless otherwise provided in the Award Agreement, grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

In the event of a Change in Control, notwithstanding any other provisions of the Plan or Award Agreement to the contrary, the Committee may, in its sole discretion, provide for:

(1)	Accelerated vesting of any outstanding Awards that are otherwise unexercisable or unvested as of a date selected by the Committee;

(2)

Termination of an Award upon the consummation of the Change in Control in exchange for the payment of a cash amount determined at the discretion of the Committee but intended to provide the Participant with the difference between the Stock subject to the vested portion of the Award and the exercise price; and/or

(3)	Issuance of substitute Awards to substantially preserve the terms of any Awards previously granted under the Plan, which may be with respect to securities of a successor issuer.

13.	Amendment and Termination.

The Board may at any time terminate the Plan, or make such amendments or modifications to the Plan as it shall deem advisable; provided, however, that if and solely if such approval is required by applicable law, then to the extent such approval is so required, such amendment or modification shall be made subject to approval by the holders of Stock. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of and additional tax under Section 409A of the Code.

14.	Effectiveness of the Plan.

The Plan became effective upon adoption by the Board, subject, however, to its further approval by the stockholders of the Company given within twelve (12) months of the date the Plan is adopted by the Board at a regular meeting of the stockholders or at a special meeting duly called and held for such purpose. Grants of Awards may be made prior to such stockholder approval but all Award grants made prior to stockholder approval shall be subject to the obtaining of such approval and if such approval is not obtained, such Awards shall not be effective for any purpose. This amendment and restatement shall become effective upon adoption by the Board. If any amendment requiring approval of the Company’s stockholders is not approved by the Company’s stockholders, the Second Amended and Restated 2004 Stock Incentive Plan as in effect immediately prior to March 18, 2014 will continue to operate according to its terms.

15.	Time of Granting of an Award.

An Award grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the adoption of the Plan by the Board); provided that, such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant, if applicable, within a reasonable time after the date of the Committee action. Notwithstanding the foregoing, an Award granted under the Plan by Chief Executive Bear, Chief Operations Bear, or Chief Human Resources Bear shall be deemed to be the determination date described above in Section 2(K).

16.	Term of Plan.

This amendment and restatement of the Plan shall terminate ten (10) years after the date on which it was first approved and adopted by the Board and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

17.	Severability.

Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Plan and any Award Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

18.	Non-Waiver of Rights.

The Company’s failure to enforce at any time any of the provisions of this Plan or any Award Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan, any Award Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Plan and any Award Agreement.

19.	Assignment.

Any Award Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

20.	No Right To Continued Employment or Other Status.

Nothing in the Plan or in any Award granted pursuant to the Plan shall be considered or construed as creating a contract of employment or any other relationship for any specified period of time or shall confer on any individual any right to continue in the employ of the Employer or continue any other relationship with the Company. The Employer and the Company expressly reserve the right at any time to dismiss or otherwise terminate its relationship, whether employment or otherwise, with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

21.	Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

22.	Awards to Employees of Non-United States Subsidiaries.

The terms of an Award granted to an employee of a non-United States subsidiary of the Company shall be governed by the otherwise applicable provisions of the Plan, unless such provisions are modified by sub-plans or special rules adopted by the Committee to modify the terms of the Plan as applied to employees of such non-United States subsidiary who are resident outside the United States. Such sub-plans or special rules shall be designed to achieve desired tax or other objectives in particular jurisdictions outside the United States or achieve other business objectives in the determination of the Committee. The Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or a Subsidiary.

23.	Section 409A.

Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. The Company shall use commercially reasonable efforts to implement the provisions of this Section 23 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 23.

The foregoing Plan, as amended and restated, was approved and adopted by the Board on March 18, 2014.

BUILD-A-BEAR WORKSHOP, INC.

By:	Sharon Price John

APPENDIX B

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

1954 INNERBELT BUSINESS CENTER DRIVE

ST. LOUIS, MISSOURI 63114

Build-A-Bear Workshop’s World Bearquarters is located at 1954 Innerbelt Business Center Drive. Signs will be posted in the parking lot to direct you to the appropriate entrance.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM DOWNTOWN ST. LOUIS OR ILLINOIS

Take I-70 west and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM NORTH COUNTY LOCATIONS

Take I-170 south to the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64/US-40 east via Exit 12. Merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east and merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

B-1

BUILD-A-BEAR WORKSHOP

**IMPORTANT ANNUAL MEETING INFORMATION**

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2014.**

### Vote by Internet

- Go to **www.investorvote.com/BBW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1. Election of Directors:

| | For | Withhold |
|---|---|---|
| 01 - Maxine Clark | ☐ | ☐ |
| 02 - Sharon John | ☐ | ☐ |

**THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3, 4 AND 5.**

### B Non-Voting Items

**Change of Address** — Please print your new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01SYGB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BUILD-A-BEAR WORKSHOP

## Proxy — Build-A-Bear Workshop, Inc.

## THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints Chief Executive Officer Sharon John, Chief Operations and Financial Bear and Treasurer Tina Klocke, and Chief Bearrister, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 8, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

**(Continued and to be marked, dated and signed, on the other side)**